Exhibit 10.1

Please be advised that certain identified information has been excluded in this Exhibit because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that has been redacted/omitted is symbolized by “[***]”.

____________________________

Agreement and Plan of Merger

____________________________

by and among

Mobix Labs, Inc.,

Mobix Merger Sub X, Inc.,

Mobix Merger Sub XI, LLC,

Vision Aerial, Inc.

and

the Shareholder Representative named herein

Dated as of July 24, 2026

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INDEX OF DISCLOSURE SCHEDULES

The following Disclosure Schedules are referenced in this Agreement and, together, constitute the Company Disclosure Letter to be delivered pursuant to Section 5.10. This index is provided for convenience of reference only and does not modify the Agreement or the Disclosure Schedules.

Schedule	Subject Matter
3.3(a)	Capitalization
3.4(b)	No Conflicts; Required Filings and Consents
3.5(a)	Employee Benefit Matters
3.6(a)	Labor and Employment Matters
3.7(a)	Financial Statements
3.8	Absence of Undisclosed Liabilities
3.11(a)	Compliance with Laws; Permits
3.12	Absence of Litigation
3.13(b)	Real Property
3.14(a)	Material Contracts
3.15	Insurance
3.16(b)	Registered Company Intellectual Property
3.18	Environmental Matters
3.19(m)	Tax Matters
3.19(p)	Tax Matters
3.24	NDAA and Supply Chain Compliance
3.25	Export and Trade Controls
3.26	Government Contracts
3.27	Product Warranty and Product Liability
3.28	Customers and Suppliers
3.30	Affiliate Transactions
3.31	Inventory and Accounts Receivable
3.32	Aviation Regulatory Matters
3.33	CFIUS
7.2(g)	Specified Indemnification Matters

Schedule 7.2(g) is to be prepared by Parent and delivered to the Company and the Shareholder Representative within ten (10) days after receipt of the final Disclosure Schedules (Section 7.2(g)).

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Agreement and Plan of Merger

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of the 24st day of July, 2026, by and among (i) Mobix Labs, Inc., a Delaware corporation (“Parent”); (ii) Mobix Merger Sub X, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub X”); (iii) Mobix Merger Sub XI, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub XI”); (iv) Vision Aerial, Inc., a Delaware corporation (the “Company”); and (v) James Ness solely in his capacity of Shareholder Representative (the “Shareholder Representative”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 10.1. If either of Merger Sub X or Merger Sub XI has not been duly formed, validly existing and in good standing as of the execution and delivery of this Agreement, then Parent shall, and shall cause its Affiliates to, promptly (and in any event not later than ten (10) Business Days following execution of this Agreement) take all actions necessary to form such entity as a wholly owned direct or indirect Subsidiary of Parent. Upon its formation, each such entity shall (a) satisfy in all respects the representations and covenants applicable to it under this Agreement, (b) become a party to this Agreement and bound by all of the terms, conditions and obligations hereof applicable to “Merger Sub X” or “Merger Sub XI,” as applicable, by executing and delivering a joinder in form and substance reasonably acceptable to the Company, and (c) be deemed, from and after such joinder (and, for all purposes of this Agreement other than representations made as of the date hereof, as if it were an original signatory hereto), to be a party to this Agreement as “Merger Sub X” or “Merger Sub XI,” as applicable.

Recitals

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (“DLLCA”), Parent, Merger Sub X, Merger Sub XI and the Company intend to enter into a business combination transaction by which: (a) Merger Sub X will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub XI (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub XI being the surviving company of the Second Merger (Merger Sub XI, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”);

Whereas, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Company and its shareholders (the “Shareholders”), (ii) approved and declared advisable, in accordance with the applicable provisions of the DGCL, this Agreement and the transactions contemplated hereby, including the Mergers, and (iii) resolved to recommend adoption of this Agreement by the Shareholders; and

Whereas, each of the board of directors of Merger Sub X and the manager of Merger Sub XI has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been approved by the board of directors of Parent, which has resolved to recommend adoption of this Agreement by its stockholders, subject only to, if required by applicable Law or the rules of The Nasdaq Stock Market LLC, the approval of the stockholders of Parent; and

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Whereas, for U.S. federal income Tax purposes (and for purposes of any applicable state or local Tax Laws that follows the U.S. federal income Tax treatment), each of the parties hereto intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local Tax Laws), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (“368 Transaction”); and

Whereas, Parent, Merger Sub X, Merger Sub XI, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and to prescribe various conditions to the Mergers.

Agreement

Now, Therefore, in consideration of the foregoing promises and the mutual representations, warranties, covenants, and agreements contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I

the mergerS

Section 1.1. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub X shall be merged with and into the Company as a 368 Transaction, the separate corporate existence of Merger Sub X shall thereupon cease, and the Company shall continue as the Surviving Corporation in the First Merger.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub XI as a 368 Transaction, the separate corporate existence of the Surviving Corporation shall thereupon cease, and Merger Sub XI shall continue as the Surviving Entity in the Second Merger.

Section 1.2. Closing.

The closing of the transactions contemplated hereby, including the Mergers (the “Closing”), shall take place at the offices of Greenberg Traurig, LLP, 18565 Jamboree Road, Suite 500, Irvine, California 92612, at 10:00 a.m., Pacific Standard Time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by Parent and the Company, provided that the Closing shall not occur after September 3, 2026 without the prior written consent of Parent and the Company. By agreement of Parent and the Company, the Closing may take place by delivery of the documents to be delivered at the Closing by electronic mail or other electronic transmission. All deliveries by one party to any other party or parties at the Closing shall be deemed to have occurred simultaneously and none shall be effective unless and until all have occurred, unless Parent and the Company agree otherwise. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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Section 1.3. Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, concurrently with or as soon as practicable following the Closing, the parties shall (i) cause certificates of merger with respect to the First Merger (the “First Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required by the DGCL in connection with the First Merger. The First Merger shall become effective at the time when the First Certificates of Merger have each been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the First Certificates of Merger (the time the First Merger becomes effective being referred to in this Agreement as the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the parties shall (i) cause certificates of merger with respect to the Second Merger (the “Second Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA, and (ii) make all other filings or recordings required by the DGCL and the DLLCA in connection with the Second Merger. The Second Merger shall become effective as a 368 Transaction at the time when the Second Certificates of Merger have each been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Second Certificates of Merger (the time the Second Merger becomes effective being referred to in this Agreement as the “Second Effective Time”).

Section 1.4. Effects of the Mergers.

(a) The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub X shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub X shall become the debts, liabilities and duties of the Surviving Corporation.

(b) The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub XI shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub XI shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.5. Governing Documents.

At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law. At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub XI as in effect immediately prior to the Second Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity will be “Vision Aerial, LLC” or such other name as is determined by Parent.

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Section 1.6. Directors, Managers and Officers of the Surviving Corporation and the Surviving Entity.

(a) The directors and officers of Merger Sub X immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

(b) The managers and officers of Merger Sub XI immediately prior to the Second Effective Time shall be, from and after the Second Effective Time, the managers and officers of the Surviving Entity, to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 1.7. Deliveries by the Company and the Shareholders.

At or prior to the Closing, the Company and the Shareholders (as applicable) shall deliver or cause to be delivered to Parent:

(c) a certificate of good standing (or its equivalent) of the Company from its jurisdiction of incorporation and in each other jurisdiction in which the Company is qualified, licensed or authorized to do business as a foreign corporation, in each case dated no more than seven (7) days prior to the Closing Date;

(d) a certified copy of the certificate of incorporation of the Company from its jurisdiction of incorporation, dated no more than seven (7) days prior to the Closing Date;

(e) a certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying that (i) attached thereto are correct and complete copies of the Organizational Documents of the Company in effect as of the Closing Date, (ii) attached thereto are correct and complete copies of (A) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and (B) resolutions of the Shareholders approving the Mergers and adopting this Agreement, and (iii) all such resolutions in clause (ii) are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f) (i) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying that the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, such statement in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement to be delivered by Parent to the IRS on behalf of the Company in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), and (ii) an IRS Form W-9 from the Shareholders;

(g) an employment agreement, in form and substance reasonably acceptable to Parent and each of Shane Beams and Shawn Roberts (an “Employment Agreement”), duly executed by each of them, which shall provide for a three (3) year term of employment and grants of equity incentive awards (including restricted stock units) to be determined by the board of directors of Parent;

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(h) a Parent stockholders’ agreement, in form and substance reasonably acceptable to Parent and the Shareholder Representative (the “Parent Stockholder Agreement”), duly executed by the Shareholders which shall, among other things, provide demand registration rights to the Shareholders in the event that one (1) year after the issuance of the “Rollover Shares” (defined below), the Shareholders are deemed to be “affiliates” under Rule 144 of the Securities Act;

(i) a certificate executed and delivered by an executive officer of the Company, in his or her capacity as such, dated as of the Closing Date, certifying therein that the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been satisfied;

(j) the First Certificates of Merger, duly executed by the Company;

(k) written evidence, in form and substance reasonably acceptable to Parent, of the consent to, or the waiver or approval of, the transactions contemplated by this Agreement by all Persons (including governmental, quasi-governmental and private third parties) where the absence of any such consent, waiver or approval would result in a violation of Law or a breach or default under any Material Contract to which the Company is subject; and

(l) a written resignation and release from each of the officers and directors of the Company (other than Shane Beams and Shawn Roberts), effective as of the Effective Time, in a form reasonably acceptable to Parent;

(m) duly executed payoff letters and customary lien-release documentation, in form and substance reasonably satisfactory to Parent, with respect to all indebtedness of the Company for borrowed money (including the Company’s secured credit facility, any revolving line of credit and the shareholder and related-party notes), together with UCC-3 termination statements and any other instruments reasonably necessary to evidence the discharge, at or prior to the Closing, of all Liens (other than Permitted Liens) securing such indebtedness;

(n) a letter of transmittal, in form and substance reasonably acceptable to Parent and the Shareholder Representative, duly executed by the Shareholders (“Letter of Transmittal”); and

(o) option termination agreements, in form and substance reasonably acceptable to Parent and the Shareholder Representative, duly executed by the optionees of the Company (the “Option Termination Agreements”).

Section 1.8. Deliveries by Parent.

At or prior to the Closing, Parent shall deliver or cause to be delivered to the Company and/or the Shareholders or Company option holders (as applicable):

(a) a certificate of the Secretary of Parent, Merger Sub X and Merger Sub XI, as applicable, in his or her capacity as such, dated as of the Closing Date, certifying that attached thereto are correct and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub X and the managers of Merger Sub XI authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Mergers, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

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(b) a certificate executed and delivered by an executive officer of Parent, Merger Sub X and Merger Sub XI, in his or her capacity as such, dated as of the Closing Date, certifying therein that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(c) the Second Certificates of Merger, duly executed by Merger Sub XI;

(d) the Employment Agreements, duly executed by Merger Sub XI;

(e) the Parent Stockholder Agreement, duly executed by Parent; and

(f) the Option Termination Agreements, duly executed by Parent.

Section 1.9. Further Action.

If, at any time after the Effective Time or the Second Effective Time, the Surviving Corporation or the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation or the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of the Company, Merger Sub X or Merger Sub XI or otherwise to carry out the purposes of this Agreement, the officers of the Surviving Corporation or the Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub X or Merger Sub XI, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, Merger Sub X or Merger Sub XI, all such other actions and things as may be reasonably necessary or desirable to vest, perfect or confirm any and all right, title, and interest in, to, and under such rights, properties or assets in the Surviving Corporation or the Surviving Entity, as applicable, or otherwise to carry out the purposes of this Agreement.

Article II

effect of the mergers

Section 2.1. Effect on Capital Stock.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub X, Merger Sub XI, the Company or any Shareholder or option holder of the Company:

(i) Cancellation of Common Stock. Each share of Common Stock that is owned by the Company (as treasury stock or otherwise) or by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Any option to purchase shares of Common Stock that is not exercised in full prior to the Closing shall, as of the Effective Time, be cancelled and terminated without exercise pursuant to the applicable Option Termination Agreement, and such holder shall be entitled only to such consideration, if any, as provided therein.

(ii) Conversion of Common Stock. The shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled in accordance with Section 2.1(a)(i)) shall be automatically cancelled and retired and shall cease to exist or be outstanding, and shall be automatically converted, by virtue of the First Merger and without any action on the part of the holders thereof, into the right to receive, without interest, with respect to each such share, such share’s pro rata portion (based on the total number of shares of Common Stock outstanding immediately prior to the Effective Time, excluding shares cancelled pursuant to Section 2.1(a)(i)) of (A) a number of shares of Parent Common Stock equal to the Rollover Share Amount divided by the Rollover Share Price, rounded up to the nearest whole share (the “Rollover Shares”); and (B) cash, payable in the manner set forth in Section 2.2 hereof, in an amount equal to $3,000,000.00 (the “Cash Merger Consideration” and, together with the Rollover Shares, the “Merger Consideration”).

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(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub X, Merger Sub XI, the Company or either Shareholder, (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically cancelled and retired and shall cease to exist or be outstanding without any conversion thereof or payment therefor; and (ii) the membership interests of Merger Sub XI outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute all of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of Merger Sub XI shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.2. Payment of Merger Consideration.

(a) At the Closing, Parent shall issue or cause to be issued to the Shareholders the Rollover Shares.

(b) At the Closing, Parent shall pay or cause to be paid to the account or accounts of the Shareholders the Cash Merger Consideration in an amount equal to $3,000,000.00 (less the Representative Reserve), in immediately available funds.

(c) At the Closing, Parent shall pay or cause to be paid to the Reserve Account, an amount equal to the Reserve Amount, in immediately available funds.

(d) The Shareholders agree that any claims for indemnification that have been fully and finally adjudicated, if any, pursuant to Article VII may be satisfied by deducting and otherwise offsetting such claims against the amounts otherwise payable by Parent to the Shareholders pursuant to this Section 2.2. Parent agrees to provide to the Shareholder Representative a full accounting of all deductions or offsets, if any, contemporaneously with the payment pursuant to this Section 2.2.

(e) In furtherance of Section 2.2(a), no later than three (3) Business Days following the Closing, Parent shall deliver, or cause to be delivered, irrevocable written instructions to its transfer agent directing the issuance of the Rollover Shares to the Shareholders in book-entry form (or, if applicable, in certificated form) registered in the name of the Shareholders.

(f) Parent shall use commercially reasonable efforts to file with the Securities and Exchange Commission, no later than thirty (30) days following the Closing, a registration statement registering the resale of the Rollover Shares, and to use commercially reasonable efforts to cause such registration statement to be declared effective as promptly as practicable thereafter; provided, that if the audited financial statements of the Company required under Rule 3-05 of Regulation S-X are not available as of such date despite Parent’s use of commercially reasonable efforts, such filing deadline shall be extended to the date that is ten (10) Business Days following the date on which such audited financial statements first become available.

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(g) Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to issue any shares of Parent Common Stock to the extent such issuance would require the approval of the stockholders of Parent under the applicable rules of The Nasdaq Stock Market LLC, including Nasdaq Listing Rule 5635, unless such approval has been obtained prior to such issuance. If Parent determines in good faith that the issuance of all or any portion of the Rollover Shares would require such stockholder approval or otherwise would not be permitted under the applicable rules of The Nasdaq Stock Market LLC, then, to the extent necessary to comply with such rules, Parent shall, in consultation with the Shareholder Representative, (i) defer the issuance of such Rollover Shares until such time as the issuance thereof is permitted under the applicable rules of The Nasdaq Stock Market LLC, including following receipt of any required stockholder approval, or (ii) with the prior written consent of the Shareholder Representative, pay to the Shareholders an amount in cash equal to the value of the Rollover Shares that are not issued, with such value determined based on the greater of: (a) the Nasdaq Minimum Price as of the Closing Date or (b) the Nasdaq Minimum Price as of the date the Rollover Shares are issued to the Shareholders. For the avoidance of doubt, Parent shall have no obligation to issue any shares of Parent Common Stock in violation of the applicable rules of The Nasdaq Stock Market LLC or applicable Law. Parent shall use commercially reasonable efforts to obtain any required stockholder approval as promptly as practicable but in no event more than thirty (30) days following the Closing. Promptly (and in any event within five (5) Business Days) following the date on which any such deferred issuance becomes permitted under the applicable rules of The Nasdaq Stock Market LLC (including upon receipt of any required stockholder approval), Parent shall issue such Rollover Shares to the Shareholders in book-entry form in accordance with Section 2.2(e).

Section 2.3. Transfer of Books; No Further Ownership.

At the Effective Time, (a) all shares of Common Stock outstanding immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and all holders of stock certificates representing shares of Common Stock that were outstanding immediately prior to the Effective Time (“Stock Certificates”) (it being understood that, for purposes of this Agreement, if a Stock Certificate is held in electronic form, then surrender of such Stock Certificate shall be effected by cancellation of such Stock Certificate on the electronic platform holding such Stock Certificate) shall cease to have any rights as shareholder of the Company, and each Stock Certificate shall thereafter represent the right to receive, on the terms and subject to the conditions set forth in this Agreement, the Merger Consideration payable with respect to such shares of Common Stock, without interest, upon the surrender of such Stock Certificate in accordance with the terms hereof and in the manner provided herein; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Stock Certificate is presented to the Surviving Corporation, the Surviving Entity or Parent, such Stock Certificate shall be cancelled and exchanged as provided in this Section 2.3.

Section 2.4. Withholding.

Each of Parent, the Surviving Corporation, the Surviving Entity and any other applicable payor shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax or other applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

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Section 2.5. Purchase Price Adjustment.

(a) Closing Statement. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good-faith estimate, together with reasonable supporting detail, of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Net Working Capital, (iv) the amount, if any, by which Closing Net Working Capital is less than the Target Net Working Capital, (v) the amount, if any, by which Closing Net Working Capital is greater than the Target Net Working Capital, (vi) Unpaid Transaction Expenses, (vii) Indemnified Taxes, and (viii) Closing Related Party Amounts. The Estimated Closing Statement shall be prepared in accordance with GAAP applied consistently with the Company Financial Statements and the Company’s past practices.

(b) Closing Adjustment. The Merger Consideration shall be adjusted at Closing as follows: (i) increased dollar-for-dollar by the amount, if any, by which Closing Net Working Capital exceeds the Target Net Working Capital; (ii) decreased dollar-for-dollar by the amount, if any, by which Closing Net Working Capital is less than the Target Net Working Capital; (iii) increased dollar-for-dollar by Closing Cash; (iv) decreased dollar-for-dollar by Closing Indebtedness; (v) decreased dollar-for-dollar by Unpaid Transaction Expenses; (vi) decreased dollar-for-dollar by Indemnified Taxes; and (vii) decreased dollar-for-dollar by Closing Related Party Amounts. Parent may satisfy any downward adjustment by reducing the Cash Merger Consideration, reducing the number of Rollover Shares based on the Rollover Share Price, or any combination of the foregoing, as determined by Parent in its sole and absolute discretion; provided that in no event shall the aggregate downward adjustment result in the Cash Merger Consideration plus any other consideration that does not constitute Parent Common Stock exceeding twenty percent (20%) of the aggregate Merger Consideration.

(c) Post-Closing Statement. Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Shareholder Representative a statement (the “Final Closing Statement”) setting forth Parent’s calculation of Closing Cash, Closing Indebtedness, Closing Net Working Capital, Unpaid Transaction Expenses, Indemnified Taxes, Closing Related-Party Amounts and the resulting adjustment to the Merger Consideration. Parent and its Representatives shall be entitled to review the books, records, working papers and personnel of the Company for purposes of preparing the Final Closing Statement.

(d) Review; Dispute. The Shareholder Representative shall have ninety (90) days after receipt of the Final Closing Statement to deliver a written notice of dispute to Parent specifying in reasonable detail each item disputed and the basis for such dispute. Any item not so disputed within such ninety (90)-day period shall be final, binding and conclusive. Parent and the Shareholder Representative shall negotiate in good faith to resolve any disputed items. If any disputed items remain unresolved after thirty (30) days, of Parent’s receipt of the Shareholder’s written notice of dispute such items shall be submitted to an independent accounting firm mutually selected by Parent and the Shareholder Representative, or, if they cannot agree within ten (10) Business Days, a nationally recognized independent accounting firm mutually acceptable to the Parent and the Shareholder Representative that has not provided material services to Parent, the Company or the Shareholders during the prior two (2) years. The determination of such accounting firm shall be final, binding and conclusive absent manifest error. The fees and expenses of such accounting firm shall be allocated between Parent and the Shareholders in inverse proportion to the relative success of their respective positions.

(e) Payment of Final Adjustment. If the final adjustment as determined pursuant to this Section 2.5 results in an additional amount owing to Parent, the Shareholder Representative shall pay such amount to Parent within five (5) Business Days after final determination by wire transfer of immediately available funds. If the final adjustment results in an additional amount owing to the Shareholders, Parent shall pay such amount to the Shareholder Representative within five (5) Business Days after final determination by wire transfer of immediately available funds; provided that, with the prior written consent of the Shareholder Representative, Parent may satisfy such obligation by issuing additional shares of Parent Common Stock valued at the Rollover Share Price, subject in all cases to compliance with the applicable rules of The Nasdaq Stock Market LLC and applicable Law.

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(f) No Limitation on Indemnity. The rights and remedies set forth in this Section 2.5 are in addition to, and shall not limit, Parent’s rights to indemnification under Article VII or any other rights or remedies available under this Agreement, at law or in equity; provided, however, that any amount recovered by Parent under this Section 2.5 with respect to any matter shall reduce any Damages recoverable by Parent under Article VII with respect to the same matter, and vice versa.

Article III

Representations and Warranties relating to the Company

Except as set forth on the Disclosure Schedules, the Company and the Shareholders hereby represent and warrant to Parent, Merger Sub X and Merger Sub XI as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate, lease and hold its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted. The Company is duly qualified, licensed or authorized to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of each jurisdiction in which the properties and assets owned, operated, leased or held by it, or the nature of the business conducted by it, makes such qualification, licensing or authorization necessary, except where the failure to be so duly qualified, licensed or authorized and in such good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company does not own, and has never owned, directly or indirectly, any Equity Interest in any other Person.

(c) The Company has furnished or otherwise made available to Parent correct and complete copies of the Organizational Documents of the Company, as amended and/or restated and in effect as of the date hereof, which Organizational Documents are in full force and effect. The Company is not in violation of its Organizational Documents.

Section 3.2. Authority, Approval and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is or will be a party, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its covenants and obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and, except for the adoption of this Agreement by the Shareholders and the filing of the First Certificates of Merger and the Second Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, no other corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Agreements to which the Company is or will be a party, the performance by the Company of its covenants and obligations hereunder and thereunder, and/or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

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(b) Each Shareholder has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Shareholder is or will be a party, to perform the Shareholder’s covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Shareholder is or will be a party has been or will be duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 17,652,990 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock are held by the Shareholder and in the amounts set forth on Schedule 3.3(a) of the Disclosure Schedules, which further sets forth for the Shareholder the number of shares held, the number of the applicable stock certificates representing such shares and the domicile addresses of record of the Shareholder. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with the requirements under the Organizational Documents of the Company and applicable securities Laws or pursuant to a valid exemption therefrom. All issued and outstanding shares of Common Stock are owned beneficially and of record by the Shareholder free and clear of any and all Liens whatsoever, and no shares of Common Stock are held in the Company’s treasury.

(b) The Company has adopted, the 2020 Equity Incentive Plan (the “Option Plan”) under which the Company has reserved 1,700,000 shares of Common Stock as equity incentive to employees, independent contractors, and consultants. The Company has issued and outstanding options to purchase 695,000 shares of Common Stock as set forth on Schedule 3.3(a) of the Disclosure Schedules.

(c) Except for options outstanding under the Option Plan as set forth on Schedule 3.3(a) of the Disclosure Schedules, there are no outstanding Security Rights (i) for the purchase or acquisition from the Company of any shares of Common Stock or any other Equity Interests of the Company, or (ii) for the purchase or acquisition of any shares of Common Stock or any other Equity Interests of the Company from any Shareholder. There are no obligations, contingent or otherwise, of the Company to (x) repurchase, redeem or otherwise acquire any shares of Common Stock or any other Equity Interests of the Company, (y) issue or award any Security Right or Common Stock to any Person or (z) make any material investment in (in the form of a loan, capital contribution or otherwise) any Person. There are no outstanding or authorized equity appreciation, phantom stock, profit participation or other similar rights with respect to the Company (whether payable in shares, cash or otherwise).

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(d) There are no agreements to which the Company or any Shareholder is a party relating to the voting of any shares of Common Stock or the registration, sale or transfer of any shares of Common Stock.

Section 3.4. No Conflicts; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the compliance by the Company with its obligations hereunder and thereunder and/or the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with the Organizational Documents of the Company; (ii) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any Law applicable to the Company or by which any property or asset of the Company is bound; (iii) result in a breach of any Order to which the Company is subject or which is binding on the Company; (iv) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default or give rise to any right of termination, acceleration or cancellation or loss of benefit under, or accelerate the performance required by, or give rise to any obligation of the Company to make any payment under, any of the terms, conditions or provisions of any Material Contract; or (v) result in the creation of any Lien, except for Permitted Liens, on any property or asset of the Company.

(b) Except as set forth on Schedule 3.4(b) of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, the compliance by the Company with its obligations hereunder and thereunder and/or the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or authorization of, waiting period expiration or termination, or registration, qualification, declaration or filing with or notification to, any Governmental Authority or any other Person, other than the filing of the First Certificates of Merger and Second Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA.

(c) The execution and delivery by the Shareholder of this Agreement and the Ancillary Agreements to which the Shareholder is or will be a party, the compliance by the Shareholder with the Shareholder’s obligations hereunder and thereunder and/or the consummation by the Shareholder of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any Law applicable to the Shareholder or by which any property or asset of the Shareholder is bound, or (ii) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default or give rise to any right of termination, acceleration or cancellation or loss of benefit under, or accelerate the performance required by, or give rise to any obligation of the Shareholder to make any payment under, any of the terms, conditions or provisions of any Contract applicable to the Shareholder or by which any property or asset of the Shareholder is bound.

Section 3.5. Employee Benefit Matters.

(a) Schedule 3.5(a) of the Disclosure Schedules sets forth a correct and complete list of each Employee Benefit Plan, copies of which have been furnished to Parent.

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(b) For each Employee Benefit Plan, the Company has furnished to the Parent or otherwise made available to Parent accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Employee Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of an Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the IRS and any legal opinions issued thereafter with respect to the Employee Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Employee Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Employee Benefit Plan.

(c) Each Employee Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Employee Benefit Plan that has subjected or, to the Knowledge of the Company, could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a civil action, penalty, surcharge or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Employee Benefit Plan. All benefits, contributions, and premiums relating to each Employee Benefit Plan have been timely paid in accordance with the terms of such Employee Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or adequately reserved for to the extent required by GAAP.

(d) The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Employee Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur.

(e) The Company has not now or at any time contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Employee Benefit Plan subject to required minimum funding requirements.

(f) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Employee Benefit Plan; (iv) increase the amount payable under any Employee Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

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Section 3.6. Labor and Employment Matters.

(a) Schedule 3.6(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full. Each Person who is an employee of the Company is employed at will without any penalty, Liability or severance obligation. The Company does not have any employees or other service providers outside of the United States.

(b) The Company has properly classified all individuals who perform services for it as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Knowledge of the Company, threatened that challenges such classifications.

(c) The Company is not a party to any labor or collective bargaining agreement, and no employee of the Company is represented by any labor organization with respect to such employee’s employment with the Company. There are no (i) strikes, work stoppages, work slowdowns, lockouts or other material job actions pending or, to the Knowledge of the Company, threatened against or involving the Company, (ii) unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company, (iii) elections, petitions or proceedings by a labor union or representative thereof to organize any employees of the Company, (iv) material grievance or arbitration demands against the Company whether or not filed pursuant to a collective bargaining agreement, or (v) charges, claims, compliance orders or investigations by any local labor or tax Governmental Authority in relation to the employment by the Company of any employee or engagement by the Company of any other Person.

(d) The Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment, employment practices, wages, hours or other labor-related matters, including applicable Laws relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, compensation, labor relations, leave of absence requirements, occupational health and safety, harassment, retaliation, immigration or wrongful discharge of employees or former employees of the Company; and (ii) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees.

Section 3.7. Financial Statements.

(a) Schedule 3.7(a) of the Disclosure Schedules includes a correct and complete copy of (i) the unaudited Financial Statements of the Company as of and for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025 (the “Annual Financial Statements”) and (ii) the unaudited interim Financial Statements of the Company as of and for the 5-month period ended May 31, 2026 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements present fairly in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments, none of which, alone or in the aggregate, are reasonably expected to have a material impact on the results of operations of the Company. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Company Financial Statements are consistent with such books and records.

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Section 3.8. Absence of Undisclosed Liabilities.

The Company has no material Liabilities, except for those Liabilities (a) reflected on the Company Balance Sheet, (b) incurred by the Company since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or arising in conjunction with this Agreement and the consummation of the transactions contemplated hereby, (c) arising under the terms of any Contract or Permit binding upon the Company, excluding any liabilities arising from any breach or default under, or event that with the lapse of time or the giving of notice and passage of time without a cure would constitute a breach or default under such Contract or Permit, or (d) set forth on Schedule 3.8 of the Disclosure Schedules.

Section 3.9. Title to Tangible Personal Property and Assets.

The Company has good, valid and marketable title to, or a valid leasehold interest in or a valid right to use, all of the material equipment, furniture, fixtures and other tangible personal property and assets necessary for the Company to conduct its business and operations as presently conducted, free and clear of any Liens (other than Permitted Liens). All material personal property owned or leased by the Company is maintained in good operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used. None of the material personal property owned or leased by the Company is in the possession, custody or control of any Person other than the Company.

Section 3.10. Absence of Certain Changes or Events.

Since January 1, 2026 through the date of this Agreement, except for the execution of this Agreement and the discussions, negotiations and the transactions related hereto, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been a Material Adverse Effect.

Section 3.11. Compliance with Laws; Permits.

(a) The Company is and has been in compliance in all material respects with any and all Laws applicable to it and its business, properties and/or assets. Except as set forth on Schedule 3.11(a) of the Disclosure Schedules, (i) the Company has not received any written notices of any violation or deficiency with respect to any Laws applicable to the Company or its business, properties or assets; (ii) the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any material Law applicable to the Company or its business, properties or assets; (iii) the Company has not received any notice of any formal or informal investigation or review related to the Company is being or has been conducted by any commission, board or other Governmental Authority, and, to the Knowledge of the Company, no such investigation or review is scheduled, pending or threatened; (iv) the Company has not made any voluntary disclosure to any Governmental Authority with respect to any actual or potential non-compliance with any Laws applicable to the Company or its business, properties or assets; and (v) the Company has not been the subject to any criminal Actions or convicted of any felony or misdemeanor.

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(b) The Company holds all Permits that are necessary for the Company to own, operate or lease its properties and assets and to carry on its business as currently conducted, a correct and complete list of which is set forth in Section 3.11(b) of the Disclosure Schedules. Except as set forth in Section 3.11(b) of the Disclosure Schedules, (i) the Company is and has been in compliance in all material respects with such Permits and (ii) no Action is pending or, to the Knowledge of the Company, threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permits. None of the material Permits of the Company will be subject to termination or impairment or will become subject to consent, approval, notice or reissuance by the applicable Governmental Authority, in whole or in part, as a result of the consummation of the transactions contemplated hereby, including the Mergers.

Section 3.12. Absence of Litigation.

Except as set forth on Schedule 3.12 of the Disclosure Schedules, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or its business, properties and/or assets, and (b) the Company has not received or entered into, and is not subject to, any outstanding Order. There is no unsatisfied judgment or any open injunction binding upon the Company. There is no Action by the Company pending or, to the Knowledge of the Company, threatened or contemplated against any other Person.

Section 3.13. Real Property.

(a) The Company does not own, and has never owned, any real property or any ownership interest therein.

(b) Schedule 3.13(b) of the Disclosure Schedules sets forth the lease pursuant to which the Company leases the Leased Real Property (the “Lease”), a correct and complete copy of which has been furnished or otherwise made available to Parent. The Company does not lease, sublease or license any other real property. The Company has not received written notice of any claimed abatements, offsets, defenses or other basis for relief or adjustment with respect to the Lease. Neither the Company nor any other party or parties to the Lease have exercised or waived any expansion, renewal, rights of first offer, rights of first refusal or termination rights set forth in the Lease.

(c) With respect to the Leased Real Property, the Company has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, the Leased Real Property, free and clear of any and all Liens (other than Permitted Liens), covenants or title defects that have had or could reasonably be expected to have a material adverse effect on the Company’s use, occupancy or operation of the Leased Real Property.

(d) The Company has not received any written notice of any violation of a building code or zoning or similar Law applicable to the Leased Real Property or of any defect in all or any portion of the Leased Real Property.

(e) All maintenance and repairs have been made to the interior premises of the Leased Real Property in the normal course, and there is no deferred maintenance related to the interior premises of the Leased Real Property. All material portions of the Leased Real Property, including utilities, air conditioning, heating, plumbing, sprinkler system and electric wiring, are in good working order and repair, normal wear and tear excepted. The Company, as a tenant under the Lease, has not given written notice to the lessor under the Lease requesting that any such lessor make certain repairs to all or any portion of the Leased Real Property that remains uncured by the lessor.

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Section 3.14. Material Contracts.

(a) Except as set forth on Schedule 3.14(a) of the Disclosure Schedules, the Company is not a party to or otherwise bound by any of the following Contracts (with such Contracts to which the Company is a party to or otherwise bound by being referred to herein as the “Material Contracts”):

(i) any Contract (or group of related Contracts) that involved expenditures or guaranteed receipts by the Company of more than $50,000 in the last fiscal year or is expected to involve expenditures or guaranteed receipts by the Company of more than $50,000 in the current fiscal year;

(ii) (A) any Contract relating to indebtedness or providing for the creation of or granting any Lien upon any of the properties or assets of the Company, or (B) any Contract (1) relating to any loan or advance to any Person which is outstanding as of the date hereof, or (2) obligating or committing the Company to make any such loans or advances;

(iii) any Contract (A) containing covenants restricting or purporting to restrict competition which, in either case, have or would have the effect of prohibiting the Company or any of its Affiliates (including Parent and its Affiliates after the Closing) from engaging in any business or activity in any product, product application, market or geographic area or other jurisdiction; (B) containing covenants prohibiting or limiting the right of the Company to make, sell or distribute any products or services; (C) in which the Company has granted “exclusivity” or that requires the Company to deal exclusively with, any customer, vendor, supplier, distributor, contractor or other Person; (D) that includes minimum purchase conditions or other requirements; (E) containing a “most-favored-nation,” best pricing or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (F) containing any “non-solicitation” or “no-hire” provisions or covenants running in favor of another Person;

(iv) any Contract involving any settlement of any actual or threatened Action involving the Company;

(v) any Contract under which the Company is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third party;

(vi) any Contract pursuant to which the Company is granted a lease in, sublease in or the right to use or occupy any property, including each of the Leases;

(vii) any Contract with respect to any Intellectual Property to which the Company is a licensee or licensor (other than Contracts relating to unmodified, commercially available off-the-shelf software, or licenses granted to customers in the ordinary course of business with fees less than $15,000 per year or $20,000 in the aggregate);

(viii) any Contract not listed in clauses (i) through (vii) of this Section 3.14(a) that is otherwise material to the business of the Company.

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(b) The Company has furnished or otherwise made available to Parent complete and correct copies of each Material Contract, in each case as amended to and in effect on the date of this Agreement. Each Material Contract is valid, binding and enforceable as to the Company and is in full force and effect (other than due to ordinary expiration of the term thereof) and, to the Knowledge of the Company, is valid, binding and enforceable as to the other party or parties thereto. The Company has not received written or, to the Knowledge of the Company, oral notice of the intention or desire of any party to terminate, cancel, not renew or modify any Material Contract in any material respect. The Company has in all material respects performed all obligations required to be performed by it under each Material Contract to which it is a party. There is no material breach or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party or parties thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Material Contract by the Company or, to the Knowledge of the Company, any other party or parties thereto. The Company has not received any written or, to the Knowledge of the Company, oral notice regarding any actual violation or breach of, or default under, any Material Contract.

(c) All Material Contracts have been furnished to the Data Room.

Section 3.15. Insurance.

Schedule 3.15 of the Disclosure Schedules contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement (the “Insurance Policies”). The Company has furnished or otherwise made available to Parent correct and complete copies of all such Insurance Policies. All such Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid as of the Closing, and no notice of cancellation, termination, non-renewal or denial of coverage has been received by the Company with respect to any such Insurance Policy. The Company is not in default under any such Insurance Policy. The Company has not received written or, to the Knowledge of the Company, oral notice of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies. Such Insurance Policies are sufficient for compliance by the Company with all applicable Laws and all terms and requirements of all Material Contracts. There is no material Action pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. At no time in the past five (5) years has there been any lapse in coverage of the insurance carried by the Company. None of such Insurance Policies provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has at all times been in the past five (5) years, and is at the date of this Agreement, insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk on terms and limits normally insured by a prudent person operating the types of business similar to the Company.

Section 3.16. Intellectual Property.

(a) The Company owns or has the right to use all of the material Intellectual Property necessary to enable the Company to conduct its business as it is currently conducted and as it is currently proposed to be conducted, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of any Company Product (the “Company Intellectual Property”).

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(b) Schedule 3.16(b) of the Disclosure Schedules sets forth a correct and complete list of all issued patents, registered trademarks, registered copyrights, registered domain names and pending applications for any of the foregoing, in each case owned or exclusively licensed by the Company (collectively, the “Registered Company Intellectual Property”) including (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item, and (iv) for each domain name registration, the applicable domain name registrar, the name of the registrant and the expiration date for the registration. No interference, opposition, reissue, reexamination or other proceeding of any nature is or has been pending or to the Knowledge of the Company threatened, in which the scope, validity or enforceability of any Registered Company Intellectual Property is being or has been contested or challenged. All Registered Company Intellectual Property has been duly maintained (including the payment of maintenance and filing fees), and is in full force and effect. Each item of Registered Company Intellectual Property (A) is currently in compliance with formal legal requirements as necessary to maintain such item of Registered Company Intellectual Property (including payment of filing, examination and maintenance fees and proofs of use and the filing of necessary documents and certificates); (B) is subsisting, and except with respect to applications, valid and enforceable, and (C) is not subject to any late unpaid maintenance fees. To the Knowledge of the Company, there are no facts, information or circumstances, including any information or facts that would constitute prior art, that would render any of the Registered Company Intellectual Property invalid or unenforceable, or would affect any pending application for any Registered Company Intellectual Property.

(c) The Company is the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property and (ii) all other Company Intellectual Property owned or purported to be owned by, or subject to an obligation to be assigned to, the Company (clauses (i) and (ii) collectively, the “Owned Company Intellectual Property”), free and clear of all Liens, other than non-exclusive licenses in Company Intellectual Property made in the ordinary course of business consistent with past practice pursuant to the standard Company agreements substantially in the form furnished or otherwise made available to Parent. The Company has not (A) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or would have been, but for such transfer or grant, Company Intellectual Property, or (B) permitted the rights of the Company in any Owned Company Intellectual Property that are or were, at the time, material Company Intellectual Property rights to lapse or enter into the public domain other than as to trademark registrations where commercially reasonable to do so in the Company’s judgment. All Owned Company Intellectual Property is fully and freely transferable and assignable and may be transferred and assigned to Parent, the Surviving Corporation or the Surviving Entity without restriction and without payment of any kind to any third Person.

(d) All of the Company Intellectual Property that is not Owned Company Intellectual Property (collectively the “Licensed Intellectual Property”) is validly licensed to the Company. The Company has (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed Intellectual Property as the same are currently used, sold, licensed and otherwise exploited by the Company. All Licensed Intellectual Property is (or, upon Closing, will be) freely transferable to Parent, the Surviving Corporation or the Surviving Entity, or rights of the Company in such Licensed Intellectual Property may otherwise be extended to Parent, the Surviving Corporation and the Surviving Entity, under the terms of the applicable Contracts, without restriction and without payment of any kind to any third Person (other than license fees or similar fees that the Company would have had to pay in any event under the terms of the applicable Contracts even without any such sublicense or extension of rights to Parent, the Surviving Corporation or the Surviving Entity).

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(e) The Company Intellectual Property, the Company Products and the conduct of the Company’s business do not infringe, misappropriate or violate any Intellectual Property of any other Person and has not infringed, misappropriated or violated any Intellectual Property of any other Person. No Person (including employees and, to the Knowledge of the Company, former employees of the Company) is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property. The Company is not a party to or the subject of any pending or, to the Knowledge of the Company, threatened Action which involves a claim (x) against the Company of infringement, misappropriation or violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property, or (y) contesting the right of the Company to use any Company Intellectual Property. The Company has not received any written notice from any Person inviting the Company to take a license under any Intellectual Property or to consider the applicability of any third party Intellectual Property rights to any Company Products or the conduct of the Company’s business.

(f) The Company has taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in the possession or control of the Company, or to which the Company has access, with respect to which the Company has a confidentiality obligation. No material Proprietary Information has been authorized to be disclosed or actually disclosed to any Person other than (i) pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information or (ii) to a Person otherwise bound by fiduciary, professional, ethical or other legal obligations to the Company restricting the disclosure and/or use of such Proprietary Information. Each current and former employee, contractor, director and consultant of the Company that has been involved in the authorship, invention, creation, conception or other development of any Owned Company Intellectual Property has entered into an enforceable written non-disclosure and invention assignment Contract with the Company that assigns to the Company all Intellectual Property authored, invented, created, conceived or otherwise developed by such employee, contractor, director or consultant in the scope of his, her or its employment or engagement with the Company (an “Invention Assignment Agreement”), copies of which have been furnished or otherwise made available by the Company to Parent. No current or former employee, contractor, director or consultant of the Company has (i) excluded any Intellectual Property authored, invented, created, conceived or otherwise developed prior to the employment or engagement of such Person by the Company pursuant to such Person’s Invention Assignment Agreement or any other Contract entered into by such Person and the Company or (ii) alleged, to the Company or, to the Knowledge of the Company, to any third Person, ownership or other exclusive rights by such employee, contractor, director or consultant in any technology authored, invented, created, conceived or otherwise developed by such employee, contractor, director or consultant in the scope of his, her or its employment or engagement with the Company. No remuneration of any kind is due to any current or former employee, contractor, director or consultant of the Company that has been involved in the authorship, invention, creation, conception or other development of any Intellectual Property, in relation to the assignment or exploitation of any Intellectual Property, other than the remuneration expressly provided for in the given Invention Assignment Agreement or salary paid in the ordinary course. All current and former employees of the Company that has been involved in the authorship, invention, creation, conception or other development of any Owned Company Intellectual Property for or on behalf of the Company, and at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable Law in countries that recognize moral rights have executed written agreements with the Company that to the fullest extent permitted under applicable Law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

(g) No government funding, facilities or resources of any government, international organization, university, college, other educational institution or research center was used in the development of the Company Products or Company Intellectual Property. No current or former director, officer, consultant or contractor of the Company, who was involved in, or who contributed to, the creation or development of the Company Products or Company Intellectual Property is obligated pursuant to any provision or covenant of any Contract with any governmental agency to assign or convey any right, title or interest in or to the Company Products or Company Intellectual Property to such governmental agency, nor is any such assignment or conveyance required pursuant to any applicable Laws.

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(h) Schedule 3.16 of the Disclosure Schedules sets forth each item of material open source, copyleft or community-source software (“Open Source Software”) used in, incorporated into, integrated or combined with, or distributed with any Company Product or otherwise used by the Company, together with the applicable license for each. The Company is in compliance in all material respects with all licenses applicable to such Open Source Software, and no Open Source Software is used or distributed by the Company in a manner that requires the Company to (i) disclose, license or otherwise make available the source code of any Owned Company Intellectual Property, (ii) license any Owned Company Intellectual Property on a royalty-free basis, or (iii) grant any right to modify, make derivative works of, reverse engineer or redistribute any Owned Company Intellectual Property. Each inbound license to the Company of third-party software integrated with the Company Products (including third-party stacks such as Pix4D and LP360) is a Material Contract or is set forth on Schedule 3.16.

Section 3.17. Privacy and Data Security.

(a) The Company is and has been in compliance in all material respects with all Data Security Requirements and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any material breach of any Data Security Requirements.

(b) The Company has not made any use of Company Product Data or Business Data collected by or on behalf of the Company in violation of Data Security Requirements, and, to the Knowledge of the Company, in the last five (5) years there have been no data breaches involving any Company Product Data or Business Data handled by or on behalf of the Company. The Company has conducted commercially reasonable privacy and data security audits (including independent third-party audits) at reasonable and appropriate intervals and has resolved any privacy or data security issues identified in such audits.

(c) To the Knowledge of the Company, the Company has not previously been and is not currently under investigation by any Governmental Authority regarding its protection, storage, collection, use, disclosure, processing and transfer of Personal Information. The Company has not received any written claim, complaint, inquiry or notice from any Governmental Authority or any other Person related to whether the Company’s collection, processing, use, storage, security and/or disclosure of Company Product Data or Business Data (i) is in violation of any applicable Data Security Requirements or (ii) otherwise constitutes an unfair, deceptive or misleading trade practice.

(d) The Company owns or has a valid right to access and use all Company IT Systems. There has been no (i) failure or systematic malfunction of any Company IT Systems which has caused any material disruption to the business of the Company, (ii) material unplanned downtime or service interruption with respect to any Company IT Systems, (iii) security breach or intrusion into the Company IT Systems or unauthorized access or use of the Company IT Systems, Company Product Data or Business Data, (iv) actual or reasonably suspected unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of the Company IT Systems or any Company Product Data or Business Data, or (v) action or circumstance requiring the Company to notify a Governmental Authority of a data security breach or violation of any Data Security Requirements. The Company has not received written notice of any vulnerability in the Company IT Systems that could reasonably be expected to compromise any of the Company IT Systems or Company Product Data or Business Data or result in the loss of availability and/or integrity of the Company IT Systems or Company Product Data or Business Data. The Company has implemented firewall protections, implemented virus scans and has taken all steps in accordance with industry standards to protect the integrity and security of the Company IT Systems and the information stored therein (including all Company Product Data and Business Data and Intellectual Property owned, collected, protected or maintained by the Company) from misuse or unauthorized use, access, disclosure or modification by any Person and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems. The Company has in effect industry standard disaster recovery plans and procedures in the event of any malfunction of or unauthorized access to any Company IT Systems. The Company IT Systems (i) are adequate for the operation of the business of the Company as currently conducted, and (ii) with respect to the Company IT Systems owned by the Company or under the Company’s control, perform in material conformance with their documentation and are free from any material defect. The consummation of the transactions contemplated hereby will not result in any material liabilities or obligations in connection with any Data Security Requirements or impair any right, title or interest of the Company in or to any IT Systems, Company Product Data or Business Data.

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Section 3.18. Environmental Matters.

Except as set forth on Schedule 3.18 of the Disclosure Schedules, (a) the operations of the Company have been conducted in compliance in all material respects with all applicable Environmental Laws; (b) the Company has not received written notice claiming or alleging that the Company was not in compliance, in any material respect, with any Environmental Laws applicable to it or its business, properties or assets; (c) the Company holds all material Permits required under applicable Environmental Laws for the continued operation of its business as currently conducted, including those relating to the management of Hazardous Substances, and the Company is in compliance in all material respects with such Permits; (d) to the Knowledge of the Company, there have been no underground or aboveground storage tanks, generators or known or suspected asbestos-containing materials on, at, under or about any property owned, operated or leased by the Company; (e) the Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any Hazardous Substances or, to the Knowledge of the Company, owned or operated any real property or facility contaminated by any Hazardous Substance, so as to give rise to any material liabilities (contingent or otherwise) under Environmental Laws; (f) the Company has not assumed, undertaken or otherwise become subject to any material liability of another Person, or provided an indemnity with respect to any material liability, relating to Environmental Laws; and (g) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging a material violation of or seeking to impose material liability pursuant to any Environmental Law. The Company has furnished or otherwise made available to Parent copies of any environmental investigation, study, test, audit, review, or other analysis in its possession or under its reasonable control in relation to the current or prior business or properties of the Company.

Section 3.19. Tax Matters.

(a) Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company has duly and timely filed all Tax Returns required to be filed by or with respect to the Company, and all such Tax Returns are true, complete and accurate in all material respects. Copies of all Tax Returns filed for the Company for all previously completed taxation years have been furnished or otherwise made available to Parent on or before the date of this Agreement. The Company has paid or remitted all Taxes that are required to be paid by or with respect to the Company (regardless of whether shown on any Tax Return) in accordance with applicable Laws; all Taxes of the Company accrued or accruing following the Balance Sheet Date have accrued in the ordinary course of business; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax returns, or payment of any Taxes by the Company; the Company has withheld from each payment made to any Person, including any of its officers, directors, and employees, and the amount of all Taxes, including income or withholding Tax, and other deductions required to be withheld therefrom and has paid the same to the proper taxing authority in accordance with applicable Laws; the Company has at any time engaged as (or made payments to) a contractor, consultant or otherwise any Person who may reasonably be characterized as an employee for purposes of any applicable Law in respect of Taxes.

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(b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(c) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

(d) The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business.

(e) No deficiencies for Taxes against the Company have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved in full.

(f) There is no past, pending or, to the Knowledge of the Company, threatened action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute associated with any Tax Return of the Company that has been or is being conducted by a Governmental Authority. The Company has not received from any Governmental Authority (including jurisdictions where the Company has not filed Tax Returns) any written (or, to the Company’s Knowledge, oral): (i) notice indicating an intent to open an audit or other review, or (ii) request for information related to Tax matters.

(g) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(h) The Company has properly and timely withheld, collected, and deposited with the appropriate Governmental Authority all Taxes that are required to be withheld, collected and deposited under applicable Law, and has timely filed all material withholding and information Tax Returns for all periods through and including the Closing Date. All Persons who have provided services to the Company that have been classified by the Company as independent contractors for Tax purposes were properly so classified.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) In the past three (3) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(k) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or non-U.S. applicable Law.

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(l) [Intentionally Omitted]

(m) The Company has furnished or made available to Parent complete and accurate copies of all income and other material Tax Returns of the Company for which the applicable statute of limitations has not expired, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company. Schedule 3.19(m) of the Disclosure Schedules sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required to be paid. The Company has not received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Authority). No power of attorney with respect to Taxes has been granted with respect to the Company that will have any effect after the Closing Date.

(n) The Company is not a party to any agreement with any third party relating to allocating, indemnifying or sharing the payment of, or liability for, Taxes. The Company has not been a member of a group (other than a group the common parent of which was the Company) filing a consolidated, combined, or unitary income Tax Return. The Company does not have any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law); (ii) as a transferee or successor; (iii) by Contract (other than pursuant to Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), or (iv) by operation of Law.

(o) The Company does not have, and has never had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement treated as a partnership for U.S. federal income Tax purposes). The Company uses the accrual method of accounting for income Tax purposes.

(p) No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 3.19(p) of the Disclosure Schedules, the Company is not subject to Tax in any jurisdiction outside of the United States by virtue of having employees, a permanent establishment, an office or fixed place of business or other contacts with such jurisdiction.

(q) The Company is not, and has never been, an expatriated entity or surrogate foreign corporation within the meaning of Section 7874(a) of the Code or treated as a domestic entity pursuant to Section 7874(b) of the Code. The Company has not transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. The Company is not subject to any gain recognition agreement Section 367 of the Code.

(r) The Company has not participated in any “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(s) The Company has made and where required submitted each claim, declaration, election, notice and consent assumed to have been made and submitted for the purposes of any Tax Returns or Tax-related accounts with the appropriate Governmental Authority, and has in its possession records and details of all such claims, declarations, elections, notices and consents.

(t) The Company has complied in all material respects with all reporting obligations and document retention obligations prescribed by applicable Tax Law.

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(u) The Company has not, pursuant to the CARES Act, deferred until after the Closing the payment of any payroll Taxes the due date for the original payment of which was or will be before or on the Closing Date.

(v) The Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act (or any corresponding or similar provisions of state, local or foreign Law).

(w) The Company is, and at all times since its formation has been, classified as a corporation for U.S. federal income Tax purposes (such classification, the “Company Tax Classification”). The Company has never taken any position on any Tax Return which is inconsistent with the Company Tax Classification for U.S. federal income Tax purposes. No Governmental Authority has challenged or, to the Knowledge of the Company, threatened to challenge the Company Tax Classification.

Section 3.20. Brokers and Finders.

All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of the Company, any Shareholder or any of their respective Affiliates in such a manner as to give rise to any valid claim against Parent, Merger Sub X, Merger Sub XI or any of their respective Affiliates (including, after the closing, the Surviving Corporation or the Surviving Entity) for any investment banker, brokerage or finder’s commission, fee or similar compensation.

Section 3.21. [Intentionally Omitted]

Section 3.22. [Intentionally Omitted]

Section 3.23. Other Information.

The information furnished by the Company or the Shareholders to Parent, Merger Sub X and/or Merger Sub XI pursuant to this Agreement (including information contained in the exhibits hereto, the Disclosure Schedules, the instruments referred to in such Disclosure Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contain any misstatement of material fact, or omit to state any material fact required to be stated to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.24. NDAA and Supply-Chain Compliance.

Except as set forth on Schedule 3.24 of the Disclosure Schedules: (a) the Company and each Company Product is, and has been, in compliance in all material respects with all applicable supply-chain, country-of-origin and procurement-eligibility Laws and requirements applicable to unmanned aircraft systems, including Section 848 of the National Defense Authorization Act for Fiscal Year 2020, the American Security Drone Act of 2023 and Section 889 of the National Defense Authorization Act for Fiscal Year 2019, and is not, and does not incorporate any equipment, system, component or service that is, identified on the Federal Communications Commission’s Covered List; (b) no Company Product constitutes, contains or is produced by any “covered” foreign entity, “covered” equipment or other prohibited foreign-origin technology under any such Law or list, and each Company Product is designed, manufactured and assembled within the United States consistent with the representations made by the Company to its customers regarding domestic origin and NDAA compliance; (c) Schedule 3.24 sets forth the status of any application for, or listing on, the Defense Innovation Unit Blue UAS Cleared List and any comparable approved-product list, together with the current bill of materials and country-of-origin information for each Company Product; and (d) the Company has not received any written notice, and to the Knowledge of the Company there is no basis for any allegation, that any Company Product fails to satisfy any such Law or list requirement.

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Section 3.25. Export and Trade Controls.

Except as set forth on Schedule 3.25 of the Disclosure Schedules: (a) the Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable export, import and trade-control Laws, including the Export Administration Regulations (including the classification of each Company Product under the appropriate Export Control Classification Number), the International Traffic in Arms Regulations (including registration with the Directorate of Defense Trade Controls, if applicable), the customs Laws administered by U.S. Customs and Border Protection, and the economic sanctions Laws administered by the Office of Foreign Assets Control; (b) the Company holds, and is in compliance with, all licenses, registrations, approvals and authorizations required for its export and import activities, all of which are set forth on Schedule 3.25; (c) the Company has not made any voluntary or directed disclosure to, and is not the subject of any pending or, to the Knowledge of the Company, threatened investigation or enforcement action by, any Governmental Authority with respect to any such Law; and (d) the Company has not engaged in any transaction or dealing, directly or indirectly, with any Person that is the target of U.S. economic sanctions or that appears on any restricted-party or denied-persons list, and has complied in all material respects with all applicable anti-boycott Laws.

Section 3.26. Government Contracts.

Schedule 3.26 of the Disclosure Schedules sets forth a list of each Contract between the Company, on the one hand, and any Governmental Authority or any prime contractor or higher-tier subcontractor to a Governmental Authority, on the other hand (each, a “Government Contract”). Except as set forth on Schedule 3.26: (a) the Company is, and has been, in compliance in all material respects with the terms of each Government Contract and with all applicable Laws relating thereto, including the Federal Acquisition Regulation and the Defense Federal Acquisition Regulation Supplement, the cybersecurity and safeguarding requirements of DFARS 252.204-7012 and NIST SP 800-171, and the Truth in Negotiations Act and the Cost Accounting Standards, to the extent applicable; (b) neither the Company nor any of its directors or officers is, or has been, debarred, suspended or proposed for debarment or suspension or otherwise excluded from participation in any government program, and no facts exist that could reasonably be expected to give rise to any such action; (c) the Company has not received any cure notice, show-cause notice, notice of termination for default or written allegation of a violation of the False Claims Act or of defective pricing or mischarging, and has no undisclosed organizational conflict of interest; and (d) Schedule 3.26 identifies each Government Contract that requires the consent of, or novation by, any Governmental Authority in connection with the transactions contemplated hereby, including any novation required under FAR Part 42.12.

Section 3.27. Product Warranty and Product Liability.

Except as set forth on Schedule 3.27 of the Disclosure Schedules: (a) Schedule 3.27 sets forth the standard terms and conditions of sale and the standard product warranties of the Company; (b) each Company Product has been designed, manufactured, sold and delivered in conformity in all material respects with all applicable contractual commitments, express and implied warranties and applicable Laws, and the Company has no material Liability for the replacement or repair thereof, or other Damages in connection therewith, in excess of any reserve therefor reflected in the Company Financial Statements; (c) there has been no epidemic, systemic or recurring defect in any Company Product and no recall, post-sale warning or similar field-corrective action with respect to any Company Product; and (d) there is no pending or, to the Knowledge of the Company, threatened Action against the Company alleging any defect in, or failure to warn with respect to, any Company Product or any breach of warranty in connection therewith.

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Section 3.28. Customers and Suppliers.

Schedule 3.28 of the Disclosure Schedules sets forth (a) the ten (10) largest customers of the Company and (b) the ten (10) largest suppliers of the Company, in each case by dollar volume for each of the two (2) most recently completed fiscal years and the interim period then ended, and identifies each supplier that is a sole or single source for any material product, component or service (including any component represented to be compliant under the NDAA or any other supply-chain or procurement-eligibility Law or list). Except as set forth on Schedule 3.28, within the twelve (12) months prior to the date hereof no such customer or supplier has terminated, cancelled or materially and adversely modified, or notified the Company in writing of its intention to terminate, cancel or materially and adversely modify, its relationship with the Company, and to the Knowledge of the Company no such customer or supplier intends to do so as a result of the transactions contemplated hereby.

Section 3.29. Anti-Corruption.

The Company and, to the Knowledge of the Company, each of its directors, officers, employees and agents acting on its behalf is, and has been, in compliance in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and anti-corruption Laws. Neither the Company nor any such Person has, directly or indirectly, offered, promised, paid, authorized or given any money or anything of value to any Person, including any government official, for the purpose of improperly obtaining or retaining business or securing any improper advantage, and the Company maintains internal controls reasonably designed to ensure compliance with such Laws.

Section 3.30. Affiliate Transactions.

Schedule 3.30 of the Disclosure Schedules sets forth each Contract, arrangement, account, indebtedness or other obligation (including the shareholder notes and any accrued interest thereon) between the Company, on the one hand, and any Shareholder, any director, officer or manager of the Company, or any Affiliate or immediate family member of any of the foregoing (each, a “Related Party”), on the other hand. Except as set forth on Schedule 3.30, no Related Party (a) owns or has any interest in any asset used by the Company, (b) is indebted to, or has any amount owing to it from, the Company, or (c) is a party to any Contract with the Company, in each case other than the Employment Agreements and ordinary-course compensation for services as an employee or director.

Section 3.31. Inventory and Accounts Receivable.

Except as set forth on Schedule 3.31 of the Disclosure Schedules: (a) the inventory of the Company consists of items of a quality and quantity usable and saleable in the ordinary course of business, is not obsolete, damaged or defective except to the extent of reserves established therefor in the Company Financial Statements in accordance with GAAP, and is owned by the Company free and clear of all Liens other than Permitted Liens; and (b) all accounts receivable of the Company represent bona fide transactions arising in the ordinary course of business, are not subject to any setoff or counterclaim except to the extent of reserves established therefor in the Company Financial Statements in accordance with GAAP, and to the Knowledge of the Company are collectible in the ordinary course of business.

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Section 3.32. Aviation Regulatory Matters.

Except as set forth on Schedule 3.32 of the Disclosure Schedules: (a) the Company holds, and is in compliance in all material respects with, all Permits required under the Federal Aviation Regulations and the rules and regulations of the Federal Aviation Administration applicable to the design, production, marketing, sale and operation of its unmanned aircraft systems, including the applicable requirements of 14 C.F.R. Part 107 and the remote-identification requirements of 14 C.F.R. Part 89, all of which Permits are set forth on Schedule 3.32; and (b) the Company has not received any written notice from the Federal Aviation Administration alleging any material violation of, or asserting any material Liability under, any such requirement.

Section 3.33. CFIUS.

Schedule 3.33 of the Disclosure Schedules sets forth whether the Company is a “TID U.S. business” within the meaning of the regulations of the Committee on Foreign Investment in the United States (“CFIUS”) set forth at 31 C.F.R. Part 800, including whether the Company produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies,” performs functions with respect to “covered investment critical infrastructure,” or maintains or collects “sensitive personal data” of U.S. citizens, in each case as defined therein. Except as set forth on Schedule 3.33, the Company has not received any notice, inquiry or request for information from CFIUS.

Article IV

Representations and Warranties of PARENT, MERGER SUB X AND

MERGER SUB XI

Parent, Merger Sub X and Merger Sub XI hereby represent and warrant to the Company as follows:

Section 4.1. Organization.

Each of Parent, Merger Sub X and Merger Sub XI is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, operate, lease and hold its properties and assets and to carry on its business as and where such properties and assets are presently located and such business is presently conducted.

Section 4.2. Authority, Approval and Enforceability.

Each of Parent, Merger Sub X and Merger Sub XI has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Parent, Merger Sub X or Merger Sub XI is or will be a party, to perform its respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent, Merger Sub X and Merger Sub XI of this Agreement and the Ancillary Agreements to which Parent, Merger Sub X or Merger Sub XI is or will be a party, the performance by it of its respective covenants and obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the governing bodies of Merger Sub X and Merger Sub XI and, except if required by applicable Law or the rules of The Nasdaq Stock Market LLC, by the stockholders of Parent, and the filing of the First Certificates of Merger and the Second Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, no other corporate action on the part of Parent, Merger Sub X or Merger Sub XI is necessary to authorize the execution and delivery by each of Parent, Merger Sub X and Merger Sub XI of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by it of its respective covenants and obligations hereunder and thereunder and/or the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which Parent, Merger Sub X or Merger Sub XI is or will be a party has been or will be duly executed and delivered by each of Parent, Merger Sub X and Merger Sub XI and, assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation of each of Parent, Merger Sub X and Merger Sub XI, enforceable against each of Parent, Merger Sub X and Merger Sub XI in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general principles of equity.

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Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution and delivery by each of Parent, Merger Sub X and Merger Sub XI of this Agreement and the Ancillary Agreements to which Parent, Merger Sub X or Merger Sub XI is or will be a party, the compliance by each of Parent, Merger Sub X and Merger Sub XI with its obligations hereunder and thereunder and/or the consummation by each of Parent, Merger Sub X and Merger Sub XI of the transactions contemplated hereby and thereby, do not and will not: (i) result in a violation or breach of or conflict with the Organizational Documents of Parent, Merger Sub X or Merger Sub XI; (ii) conflict with, violate or constitute (with or without notice or lapse of time, or both) a violation of, in any material respect, any material Law applicable to Parent, Merger Sub X or Merger Sub XI or by which any property or asset of Parent, Merger Sub X or Merger Sub XI is bound; or (iii) require the delivery of any notice or consent under, result in a violation or breach of, conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default or give rise to any right of termination, acceleration or cancellation or loss of material benefit under, or accelerate the performance required by, or give rise to any obligation of Parent, Merger Sub X or Merger Sub XI to make any material payment under, any of the terms, conditions or provisions of any material Contract to which Parent, Merger Sub X or Merger Sub XI is a party or by which Parent, Merger Sub X or Merger Sub XI or any of their respective properties or assets are bound.

(b) The execution and delivery by each of Parent, Merger Sub X or Merger Sub XI of this Agreement and the Ancillary Agreements to which Parent, Merger Sub X or Merger Sub XI is or will be a party, the compliance by each of Parent, Merger Sub X and Merger Sub XI with its obligations hereunder and thereunder and/or the consummation by each of Parent, Merger Sub X and Merger Sub XI of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or authorization of, or registration, qualification, declaration or filing with or notification to, any Governmental Authority, other than (i) the filing of the First Certificates of Merger and the Second Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the DLLCA, and (ii) any other consents, approvals, authorizations, registrations, qualifications, declarations, filings, or notifications that, if not obtained, made, or given, would not have a material impact on the ability of Parent, Merger Sub X or Merger Sub XI to consummate the transactions contemplated hereby.

Section 4.4. Ownership and Operations of Merger Sub X and Merger Sub XI.

Merger Sub X and Merger Sub XI were formed solely for the purpose of engaging in the transactions contemplated hereby, have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby, and will have no assets, liabilities or obligations other than those incident to their organization and the execution of this Agreement and the consummation of the transactions contemplated hereby. The authorized capital stock of Merger Sub X consists of [●] shares of common stock, par value $0.00001 per share, all of which are issued and outstanding. All of the issued and outstanding shares of common stock of Merger Sub X have been duly authorized and validly issued and are fully paid and nonassessable and are owned, and as of the Effective Time will be owned, of record and beneficially by Parent, free and clear of any and all Liens. All of the outstanding membership interests of Merger Sub XI have been duly authorized and validly issued and are owned, and as of the Second Effective Time will be owned, of record and beneficially by Parent, free and clear of any and all Liens.

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Section 4.5. Brokers and Finders.

All negotiations relating to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out without the intervention of any Person acting on behalf of Parent, Merger Sub X, Merger Sub XI or any of their respective Affiliates in such a manner as to give rise to any valid claim against the Company for any investment banker, brokerage or finder’s commission, fee or similar compensation.

Section 4.6. Valid Issuance of Rollover Shares.

The Rollover Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be issued free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws or the Parent Stockholder Agreement). The issuance of the Rollover Shares will be in compliance with all applicable securities Laws and will not be subject to, or issued in violation of, any preemptive or similar right of any Person.

Article V

Covenants and agreements

Section 5.1. Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), except (x) as required or otherwise expressly permitted or contemplated by this Agreement, or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall (i) conduct its business in the ordinary course consistent with past practice, and (ii) use its commercially reasonable efforts to (A) preserve in all material respects the business organization of the Company, (B) preserve the current relationships of the Company with any Persons with which the Company has material business relations, and (C) retain the services of the present officers and key employees of the Company; provided, however, that no action or omission by the Company with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Other than in the ordinary course of the Company’s business consistent with past practice, during the Interim Period, except (x) as required or otherwise expressly permitted or contemplated by this Agreement, or (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i) amend its Organizational Documents;

(ii) (A) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its Equity Interests, (B) split, combine, recapitalize or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests, or (C) purchase, redeem or otherwise acquire any of its Equity Interests or any outstanding Security Right for the purchase or acquisition of any of its Equity Interests;

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(iii) authorize for issuance, issue, grant, sell, deliver or agree or commit to issue, grant, sell or deliver any of its Equity Interests, or any Security Rights for the purchase or acquisition of any of its Equity Interests;

(iv) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness;

(v) make or commit to make any capital expenditures, capital additions, capital improvements or purchase of fixed assets;

(vi) reduce the amount of insurance coverage provided by the Insurance Policies;

(vii) sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any properties or assets except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to any Material Contract;

(viii) adopt, amend, terminate or make any other change to any Employee Benefit Plan, increase the compensation payable to any employee (including any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment), or hire or fire any officer or any employee whose annual base salary is in excess of $75,000;

(ix) merge into or with or consolidate with, or acquire the business or assets of, any Person;

(x) purchase any securities of any Person;

(xi) (A) make, change or revoke any Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) file any amended Tax Return, (E) enter into any closing agreement, (F) settle any Tax claim or assessment, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (H) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, (I) fail to file any Tax Return or pay any Tax (including any estimated Tax) when due and payable, or (J) in each case, take any other similar action or agree to take any such action relating to the filing of any Tax Return or the payment of any Tax;

(xii) amend, modify, terminate, novate or assign, or consent to any change of control or novation of, any Material Contract (including any Government Contract), or enter into any Contract that would be a Material Contract had such Contract been entered into by the Company prior to the date hereof;

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(xiii) settle any Action or file any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xiv) sell, license, transfer, mortgage, pledge, encumber, abandon or permit to lapse or expire any Company Intellectual Property, except for non-exclusive licenses granted to or from third parties in the ordinary course of business consistent with past practice;

(xv) maintain its books and records other than in the usual, regular and ordinary manner on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xvi) change, modify or qualify the bill of materials, the suppliers or the country of origin for any component or part used in any Company Product that is, or is represented to be, compliant under the NDAA or any other supply-chain, country-of-origin or procurement-eligibility Law or list;

(xvii) make any payment, distribution or loan to, forgive any obligation of, or enter into, amend or modify any Contract or arrangement with, any Shareholder or any director, officer, manager or Affiliate of the Company, other than the payment of compensation and benefits to employees in the ordinary course of business consistent with past practice;

(xviii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xix) agree or commit to do any of the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Parent, Merger Sub X or Merger Sub XI, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, or (ii) require Parent or the Company to take or refrain from taking any action that would result in a violation of any applicable Law.

(d) Immediately following execution and delivery of this Agreement and immediately prior to the Closing, (a) the Shareholders shall execute and deliver, in accordance with the DGCL and the Organizational Documents of the Company and in their capacity as the shareholders of the Company, a written consent adopting this Agreement in a form reasonably acceptable to Parent and Shareholder Representative, and, promptly thereafter, deliver to Parent a copy of such written consent, and (b) Parent shall execute and deliver, in accordance with the DGCL, the DLLCA, and the Organizational Documents of Merger Sub X, Merger Sub XI and the Surviving Corporation and in its capacity as the sole stockholder of Merger Sub X and the Surviving Corporation and the sole member of Merger Sub XI, a written consent adopting this Agreement in a form reasonably acceptable to the Company and, promptly thereafter, deliver to the Company a copy of such written consent.

Section 5.2. Access to Information.

During the Interim Period, the Company shall, and shall cause each of its officers, employees and other Representatives to, grant Parent and its Representatives reasonable access, during normal business hours upon reasonable advance notice, to the facilities, properties, key employees, books and records of the Company as from time to time may be reasonably requested by Parent in writing.

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Section 5.3. Exclusivity.

(a) During the Interim Period, the Company and the Shareholder shall not, and the Company and the Shareholder shall not permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, encourage, promote, formally approve or support any Acquisition Proposal, (ii) furnish any non-public information regarding the Company to any Person concerning a possible Acquisition Proposal, or (iii) participate in any discussions or negotiations with, or enter into any agreements or other instruments (whether or not binding) regarding any Acquisition Proposal. The Company and the Shareholder shall immediately cease and cause to be terminated, and shall cause their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.

(b) At all times during the Interim Period, the Company and the Shareholders shall promptly notify Parent if the Company, the Shareholder or any of their respective Representatives receives any communication, offer or proposal regarding or relating to a potential Acquisition Proposal, which notice shall include the identity of the party making any such communication, offer or proposal, the specific terms of such communication, offer or proposal, as the case may be (including a copy of any written material and electronic communications received from such party), and such other information related thereto as Parent may reasonably request.

(c) The Company and the Shareholders agree that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.4. Efforts to Consummate the Mergers.

Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under this Agreement and applicable Law to consummate the Mergers and the other transactions contemplated hereby as promptly as practicable, including (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the Mergers and the other transactions contemplated hereby and by the Ancillary Agreements, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VI, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing, in each case in order to consummate the Mergers and the other transactions contemplated hereby.

Section 5.5. Public Announcements.

Neither the Shareholders nor any of their respective Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Parent; provided, however, that the foregoing restrictions in this Section 5.5 shall not prevent any Person from complying with applicable Law compelling any such statement or communication (which statements or communications will contain no more information regarding the subject matter of this Agreement or the transactions contemplated hereby than is so legally required to be disclosed). Neither Parent nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing restrictions shall not prevent Parent from complying with applicable Law or the rules of The Nasdaq Stock Market LLC. After the Effective Time, Parent shall not be restricted from issuing any statement or communication to any third party, except that Parent shall use commercially reasonable efforts to consult with the Shareholder Representative in advance regarding the content of any public announcement that specifically names any Shareholder.

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Section 5.6. Tax Matters.

(a) Tax Returns.

(i) With respect to Tax Returns of the Company for any Pre-Closing Tax Period that (A) constitute a federal, state or municipal income Tax Return, (B) are required to be filed after the Closing Date and (C) do not constitute a Straddle Period (collectively, the “Pre-Closing Shareholder Tax Returns”), the Shareholder Representative shall prepare and file or cause to be prepared and filed such Pre-Closing Shareholder Tax Returns in accordance with the prior positions and practices of the Company, unless otherwise required pursuant to applicable Law. The Shareholder Representative shall provide each Pre-Closing Shareholder Tax Return to Parent no later than thirty (30) days before the due date (after giving effect to any applicable extensions of time for filing) for such Pre-Closing Shareholder Tax Returns for Parent’s review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii) With respect to Tax Returns of the Company that either (A) relate to a Pre-Closing Tax Period and are not filed by the Shareholder Representative pursuant to Section 5.6(a)(i) or (B) include a Straddle Period and, in either case, such Tax Return could give rise to an indemnification obligation by the Shareholder Representative pursuant to this Agreement (such Tax Returns, “Parent Tax Returns”), Parent shall prepare and file or cause or cause to be prepared and filed such Parent Tax Returns in accordance with the prior positions and practices of the Company, unless otherwise required pursuant to applicable Law. Parent shall provide the Parent Tax Returns to the Shareholder (x) for income Tax Returns, no later than thirty (30) days before the due date (after giving effect to any applicable extensions of time for filing) for such Parent Tax Returns and (y) for all other Parent Tax Returns no later than thirty (30) days before the due date for such Parent Tax Returns (after giving effect to any applicable extensions of time for filing), in each case, for the Shareholder’ review, comment and consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a failure by Parent to timely provide Parent Tax Returns to the Shareholder Representative shall not relieve the Shareholder Representative of any liability or indemnification obligation pursuant to this Agreement, except to the extent the Shareholders are actually and materially prejudiced by such failure.

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(iii) Each such Parent Tax Return shall be final and binding on the Shareholders and Parent, unless, within ten (10) days after the date of receipt by the Shareholder Representative of such Parent Tax Return, the Shareholder Representative deliver to Parent a written request for changes to such Parent Tax Return. If the Shareholder Representative delivers such a request, the Shareholder Representative and Parent shall undertake in good faith to resolve the issues raised in such request; provided, however, in no event shall any dispute preclude Parent from filing the Parent Tax Return on the due date (including any extension thereof) for such Tax Return.

(iv) In connection with the preparation of Tax Returns under this Section 5.6(a), the determination of Closing Net Working Capital, the determination of Indemnified Taxes, and any other matters related to Tax, Parent and the Shareholders agree that:

(A) In the case of Taxes based on income, receipts or payroll of the Company that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (1) the Pre-Closing Tax Period, for which the Shareholders are responsible, and (2) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”), for which Parent is responsible, shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Company, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period; and

(B) In the case of any Taxes of the Company (other than Taxes described in Section 5.6(a)(iv)(A)) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the Pre-Closing Tax Period shall be equal to the product of all such Taxes multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the Shareholders shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, Parent, the Surviving Corporation and/or the Surviving Entity shall be responsible for any Taxes related thereto).

(b) Contests.

(i) If a Governmental Authority asserts a claim for Taxes against Parent, the Surviving Corporation and/or the Surviving Entity or begins an examination or audit with respect to which the Shareholders would have an indemnification obligations pursuant to this Agreement (any such claim or proceeding, a “Tax Claim”), then the party hereto first receiving notice (whether directly, or indirectly through an Affiliate of such party) of such Tax Claim shall promptly provide to the other parties hereto written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that the failure by Parent to notify the Shareholder Representative shall not relieve the Shareholders of any liability or indemnification obligation pursuant to this Agreement, except to the extent the Shareholders are actually and materially prejudiced by such failure.

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(ii) The Shareholder Representative shall control the defense or prosecution of any Tax Claim for a Pre-Closing Tax Period that (y) does not include a Straddle Period and (z) is commenced within four (4) years subsequent to the Closing Date (each, a “Shareholders’ Pre-Closing Tax Claim”). For any Shareholders’ Pre-Closing Tax Claim, (A) the Shareholder Representative shall defend or prosecute the Shareholders’ Pre-Closing Tax Claim diligently and in good faith; (B) the Shareholder Representative shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, enter into any compromise or settlement of such Shareholders’ Pre-Closing Tax Claim; (C) the Shareholder Representative shall inform Parent of all material developments and events relating to such Shareholders’ Pre-Closing Tax Claim (including providing to Parent copies of relevant portions of all written materials relating to such Shareholders’ Pre-Closing Tax Claim); (D) Parent shall provide or cause to be provided to the Shareholder Representative any information reasonably requested by the Shareholder Representative relating to such Shareholders’ Pre-Closing Tax Claim and Parent shall otherwise cooperate in good faith with the Shareholder Representative and their authorized Representatives in order to contest effectively such Shareholders’ Pre-Closing Tax Claim; and (E) Parent or its authorized Representatives shall be entitled, at the expense of Parent, to attend and participate in, but not control, all conferences, meetings, and proceedings relating to such Shareholders’ Pre-Closing Tax Claim.

(iii) Parent shall control the defense or prosecution of any Tax Claim other than a Shareholders’ Pre-Closing Tax Claim. In the event such Tax Claim relates to a Pre-Closing Tax Period or a Straddle Period and could give rise to an indemnification obligation by the Shareholders pursuant to this Agreement (each, a “Parent Tax Claim”) (A) Parent shall defend or prosecute the Parent Tax Claim diligently and in good faith; (B) Parent shall not, without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, enter into any compromise or settlement of such Parent Tax Claim; (C) Parent shall inform the Shareholder Representative of all material developments and events relating to such Parent Tax Claim (including providing to the Shareholder Representative copies of relevant portions of all written materials relating to such Parent Tax Claim); (D) the Shareholder Representative shall provide or cause to be provided to Parent any information reasonably requested by Parent relating to such Parent Tax Claim and the Shareholder shall otherwise cooperate in good faith with Parent and its authorized Representatives in order to contest effectively such Parent Tax Claim; and (E) the Shareholder Representative or their authorized Representatives shall be entitled, at the expense of the Shareholder, to attend and participate in, but not control, all conferences, meetings, and proceedings relating to such Parent Tax Claim.

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(c) Cooperation. The Shareholder Representative, Parent, the Surviving Corporation and the Surviving Entity shall cooperate fully, as and to the extent reasonably requested by any party to this Agreement, in connection with the filing of any Tax Return, in any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Shareholder Representative, Surviving Corporation and the Surviving Entity agree to retain all books and records with respect to Tax matters pertinent to the Company and which relate to a Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, if notified in writing by another party, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority. The parties agree to give each other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if another party so requests, to give such other party possession of such books and records until the expiration of the applicable statute of limitations (and, if notified in writing by another party, any extensions thereof). The Shareholder Representative, Parent, Surviving Corporation and the Surviving Entity further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any party hereto (including with respect to the transactions contemplated hereby).

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charge (including any penalties and interest) incurred in connection with the transactions contemplated hereby (such Taxes, “Transfer Taxes”) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Shareholders. Parent shall pay such Transfer Taxes when due, and Parent shall file all necessary Tax Returns and other documentation with respect to such Taxes. The Shareholder Representative and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

(e) Tax Free Reorganization Matters. The parties intend that, for United States federal income Tax purposes, the transactions contemplated hereby, including the Mergers, will qualify as a reorganization to which each of the parties are to be parties under Section 368(b) of the Code and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties further intend that the Cash Merger Consideration, together with any other consideration that does not constitute Parent Common Stock, shall not exceed twenty percent (20%) of the aggregate Merger Consideration, so as to preserve the qualification of the Mergers as a 368 Transaction, and no party shall take any position inconsistent with such qualification except as required by a final determination within the meaning of Section 1313(a) of the Code.

Section 5.7. Non-Competition; Non-Solicitation; Confidentiality.

(a) Each Shareholder acknowledges and agrees that, during the Restrictive Period, the Shareholder will not, in all or any part of the Restricted Territory, whether on its own account or in association or conjunction with or on behalf of any other Person, directly or indirectly, and whether as an employee, director, officer, joint venture, partner, stockholder, lender, principal, agent, consultant, advisor, owner, investor or in any other capacity whatsoever, (i) be employed by; (ii) carry on or be engaged in; (iii) perform services in respect of; (iv) lend money to or otherwise invest in; (v) guarantee the debts or obligations of; or (vi) be concerned with or interested in, any other business or undertaking that is the same as or similar to, or competitive in any way with, the Business or that offers products or services that are the same as or similar to, or are competitive in any way with, those offered by the Business as of the Closing Date; provided, that nothing in this Section 5.7(a) shall prohibit the Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as the Shareholder, as applicable, does not have any active participation in the business of such corporation.

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(b) Each Shareholder covenants and agrees that, during the Restrictive Period, the Shareholder will not, directly or indirectly, either as an individual, employee, consultant, associate, broker, director, officer, owner, investor, agent or stockholder or otherwise on behalf of any Person:

(i) canvass or solicit the business of (or procure or assist the canvassing or soliciting or the business of) any customer, prospective customer, supplier or prospective supplier for any purpose that is competitive with the Business; or

(ii) supply (or procure or assist the supply of) any goods or services to any customer, prospective customer, supplier or prospective supplier for any purpose that is competitive with the Business.

(c) Each Shareholder covenants and agrees that, during the Restrictive Period, the Shareholder will not, directly or indirectly, in any capacity whatsoever, alone or in connection with any Person, (i) employ, engage, offer employment or engagement to or solicit the employment of engagement of or otherwise entice away from the employment or engagement of the Surviving Entity or any of its Affiliates, any individual who is employed or engaged by the Company or any of its Affiliates, whether or not such individual would commit any breach of his or her contract or terms of employment or engagement by leaving the employ or the engagement of the Surviving Entity or any of its Affiliates; or (ii) procure or assist any Person to employ, engage, offer employment or engagement or solicit the employment or engagement of any individual who is employed or engaged by the Surviving Entity or any of its Affiliates or otherwise entice away from the employment or engagement of the Surviving Entity or any of its Affiliates any such individual; provided, that the Shareholder will not be in breach of this Section 5.7(c) as a result of any solicitation that occurs as a result of general advertisements not specifically directed at such employees, including with respect to any hiring of such employees that respond to such general advertisements.

(d) No Shareholder will, on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venture, partner, stockholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by and through any Person or otherwise, persuade or attempt to persuade any customer, prospective customer, supplier or prospective supplier or employee of the Surviving Entity or any of its Affiliates to discontinue or adversely alter such Person’s relationship with the Surviving Entity or any of its Affiliates.

(e) During the Restrictive Period, the Shareholder will, and will cause its Affiliates and Representatives to, treat and hold in confidence all of the Confidential Information and not use or disclose any of the Confidential Information except as is reasonably required in connection with enforcing the Shareholder’s rights under this Agreement, preparing Tax Returns or conducting Tax audits or similar proceedings. In the event that either Shareholder or one of its Affiliates or Representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) under applicable Law to disclose any Confidential Information, the Shareholder will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective Order or waive compliance with the provisions of this Section 5.7(e). If, in the absence of a protective Order or the receipt of a waiver hereunder, the Shareholder or one of its Affiliates or Representatives is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Shareholder or its Affiliate or Representative, as applicable, may disclose the Confidential Information to the tribunal; provided, however, that the Shareholder shall use its commercially reasonable efforts to obtain, at the reasonable request and expense of Parent, an Order or other assurance that confidential treatment will be accorded to the Confidential Information.

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(f) Each of the Shareholder acknowledge that (i) the Shareholder are selling to Parent the shares of Common Stock in connection with the transactions contemplated by this Agreement, (ii) the Shareholder, as direct equity owners of the Company, benefit directly from the transactions contemplated by this Agreement, including the Mergers; and (iii) the covenants and agreements set forth in this Section 5.7 were a material inducement to Parent to enter into this Agreement and to perform its obligations hereunder.

(g) It is recognized and hereby acknowledged by the parties that a breach or violation by any party hereto of the covenants set forth in this Section 5.7 (the “Protective Covenants”) may cause irreparable harm and damage to the other parties hereto in a monetary amount that may be difficult to ascertain. As a result, each party recognizes and hereby acknowledges that the other parties hereto shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the Protective Covenants by any other party hereto and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies such party may possess hereunder, at law or in equity. Nothing contained in this Section 5.7 shall be construed to prevent the parties hereto from seeking and recovering Damages sustained by such parties as a result of any breach or violation by any other party hereto of any of the covenants or agreements contained in the Protective Covenants.

(h) If at the time of enforcement of any of the Protective Covenants, a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. The Shareholder have consulted with legal counsel regarding the Protective Covenants and based on such consultation has determined and hereby acknowledges that the Protective Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the legitimate, protectable interests of the Surviving Entity, the goodwill of the business of the Surviving Entity and its Affiliates (including Parent) and the substantial investment in the Company made by Parent pursuant to this Agreement.

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Section 5.8. Release.

In consideration of and as a condition to the Shareholder’s right to receive the consideration which is due to the Shareholder in accordance with this Agreement, and for other good and valuable consideration, the sufficiency of which Shareholder hereby agrees and acknowledges, effective for all purposes as of the Effective Time, Shareholder, on behalf of itself and each of the Shareholder’s executors, administrators, estate, successors, heirs and assigns, voluntarily, knowingly and irrevocably releases and forever discharges the Company, Parent and each of their respective officers, directors, managers, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Effective Time, including any and all of the foregoing arising out of or relating to the Shareholder’s capacity as a shareholder of the Company, but in each case, except for (A) any right, claim or entitlement of the Shareholder under this Agreement or any Ancillary Agreement, and (B) any claim arising from fraud or willful misconduct by any officer or director of the Company prior to the Effective Time. Shareholder acknowledges that there is a risk that, after the execution of this Agreement or the Closing, Shareholder will discover, incur or suffer claims which were unknown or unanticipated as of the date or this Agreement or the Closing Date based solely on facts that existed or acts or omissions that occurred prior to the Closing Date (“Unknown Claims”), and which, if known by the Shareholder on the date of this Agreement or on the Closing Date, may have materially affected Shareholder’s decision to enter into this Agreement and/or grant the releases under this Section 5.8. Shareholder acknowledges and agrees that, by reason of entering into this Agreement, the Shareholder is assuming the risk of all Unknown Claims released in and by this Section 5.8. The Shareholder shall be deemed to relinquish all Unknown Claims, to the extent applicable, and to the full extent permitted by law, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Shareholder, on behalf of itself and its Affiliates, hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the Company, Parent and each of their respective officers, directors, managers, employees and Affiliates based upon any Unknown Claims released pursuant to this Section 5.8. Nothing set forth in this Section 5.8 shall in any way limit or be construed to limit the indemnification provided to Shareholder indemnified Parties under Section 7.3.

Section 5.9. Confidentiality Agreement.

Each of the parties acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. From and after the date of this Agreement, each of the parties agrees it shall be bound by and comply with the obligations of the Confidentiality Agreement. From and as of the Closing, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

Section 5.10. Company Disclosure Letter.

The Company and the Shareholder Representative shall deliver to Parent, not later than ten (10) Business Days after the Execution of this Agreement, a draft of the Disclosure Schedules. No later than ten (10) Business Days after the execution of this Agreement the Company and the Shareholder Representative shall deliver to Parent the draft Disclosure Schedules, the Company and the Shareholder Representative shall consider in good faith the comments of Parent and its Representatives to such draft Disclosure Schedules. No later than August 7, 2026, the Company and the Shareholder shall deliver to Parent the final Disclosure Schedules. From time to time following the execution and delivery of this Agreement and prior to the Closing, the Company may supplement or update the Disclosure Schedules to reflect events, changes or circumstances arising after the date hereof; provided, however, that no such supplement or update shall be deemed to (a) modify or cure any representation or warranty that was inaccurate or breached as of the date hereof, (b) prevent or limit Parent’s ability to assert that any condition to Closing set forth in Section 6.1(a) has not been satisfied to the extent such supplement or update relates to a matter that would reasonably be expected to constitute a breach of a representation or warranty, or (c) limit or otherwise affect the rights of Parent Indemnified Parties to seek indemnification pursuant to Article VII with respect to any such matter. Without limiting the foregoing, any matter disclosed in any such supplement or update that would reasonably be expected to result in a breach of any representation or warranty shall be taken into account in determining whether the conditions set forth in Section 6.1(a) have been satisfied; and, to the extent Parent elects to consummate the Closing notwithstanding the existence of any such matter, such matter shall be deemed to give rise to a claim for indemnification under Article VII to the same extent as if such matter had not been disclosed in such supplement or update, so long as the supplement or update first disclosing such matter was delivered to Parent at least ten (10) Business Days prior to the Closing Date.

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Section 5.11. Financial Statements; Audit Cooperation.

From and after the date of this Agreement, the Company and the Shareholder Representative shall, and shall cause the Company’s officers, employees, accountants and other Representatives to, use commercially reasonable efforts to cooperate with Parent and its independent registered public accounting firm, at Parent’s sole cost and expense, in connection with the preparation and audit (or review) of such financial statements of the Company, and such pro forma financial information, as Parent reasonably determines are required to be included in, or incorporated by reference into, any registration statement, report or other filing of Parent under the Securities Act or the Securities Exchange Act of 1934, as amended (including any Current Report on Form 8-K and any related pro forma financial information), in each case in compliance with Regulation S-X. Such cooperation shall include (a) providing such accounting firm with reasonable access, during normal business hours, to the books, records, work papers and personnel of the Company; (b) executing and delivering customary management representation letters reasonably requested by such accounting firm in connection with such audit or review; and (c) using commercially reasonable efforts to obtain any consents of the Company’s historical auditors necessary for Parent to satisfy its reporting obligations under applicable securities Laws.

Section 5.12. Shareholder Representative.

(a) The Shareholder Representative is hereby appointed by the Company to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholder Representative. By delivery of a Letter of Transmittal or Option Cancellation Agreement, the Shareholders and option holders of the Company hereby irrevocably appoint the Shareholder Representative as the representative, true and lawful agent, proxy and attorney in fact of the Shareholders and option holders for all purposes of this Agreement, with full power and authority on such Shareholder’s or option holder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Shareholder’s or option holder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Shareholder or option holder and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company’s stock and execution of such further instruments as the Parent shall reasonably request, (v) to execute and deliver on behalf of such Shareholders and option holders all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Shareholder or option holder in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes arising under this Agreement, (viii) to waive any condition to the obligation of the Shareholders to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of the Shareholders and (x) to do each and every act and exercise any and all rights which such Shareholder is, or the Shareholders collectively are, permitted or required to do or exercise under this Agreement. The Shareholders, by approving the principal terms of the Merger and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Shareholders might or could do in person. Each of the Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Shareholder Representative and shall survive the death, incapacity or bankruptcy of any Shareholder.

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(b) All decisions, actions, consents and instructions of the Shareholder Representative shall be final and binding upon all the Shareholders and no Shareholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Shareholder Representative nor any agent employed by Shareholder Representative shall incur any liability to any Shareholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Shareholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Shareholder, except in respect of amounts actually received on behalf of such Shareholder. The Shareholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Shareholders shall cooperate with the Shareholder Representative and any accountants, attorneys or other agents whom the Shareholder Representative may retain to assist in carrying out Shareholder Representative’s duties hereunder. The Shareholders shall reimburse the Shareholder Representative for all costs and expenses, including professional fees, incurred.

(d) The Shareholder Representative shall hold the Reserve Amount in trust in the Reserve Account to cover and reimburse the fees and expenses and other payment obligations incurred by the Shareholder Representative for its or the Shareholders’ obligations, including indemnification obligations, in connection with this Agreement and the transactions contemplated herein. Any balance of the Reserve Account not incurred for such purposes shall be distributed to the Shareholders and option holders in accordance with the terms of this Agreement as soon as reasonably practicable (and in any event within sixty (60) days) after the later of (i) the General Expiration Date and (ii) the final resolution of all pending indemnification claims, after payment of the Shareholder Representative the amount due to it from the Reserve Account.

5.13 Letters of Transmittal. Prior to the Closing, the Company shall use its reasonable best efforts to cause each Shareholder to execute and deliver to Parent (or the applicable exchange agent), a Letter of Transmittal. Without limiting the foregoing, the Company shall actively solicit the prompt execution and delivery of such Letters of Transmittal and shall keep Parent reasonably informed of the status thereof. As a condition to such Shareholder’s receipt of any portion of the Merger Consideration, each Letter of Transmittal shall provide, among other things, that such holder (a) agrees to be bound by all provisions of this Agreement applicable to the Shareholders, including Article VII, (b) expressly and directly agrees to indemnify Parent and the other Parent Indemnified Parties in accordance with Article VII as if such holder were a party to this Agreement, (c) acknowledges that Parent and the Parent Indemnified Parties may enforce such obligations directly against such holder, and (d) agrees to the appointment of the Shareholder Representative and to be bound by all actions taken by the Shareholder Representative pursuant to this Agreement. The Company shall use its reasonable best efforts to obtain executed Letters of Transmittal from not less than 100% of the Shareholders prior to the Closing. The Company shall not waive, amend or modify any provision of any Letter of Transmittal in any manner adverse to Parent without the prior written consent of Parent.

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Article VI

CONDITIONS TO THE MERGERS

Section 6.1. Conditions to the Obligations of Parent, Merger Sub X and Merger Sub XI.

The obligations of each of Parent, Merger Sub X and Merger Sub XI to effect the Mergers are subject to the satisfaction or waiver in writing by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company and the Shareholders contained in Article III of this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time), and (ii) the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time).

(b) Performance of Obligations of the Company and the Shareholder. The Company and the Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company.

(d) Shareholder Approval. This Agreement shall have been adopted and approved by the Shareholders in accordance with the DGCL and the Organizational Documents of the Company.

(e) No Restraints. No Action (excluding any such Action initiated by or on behalf of Parent, Merger Sub X or Merger Sub XI) shall be pending or threatened before any Governmental Authority, and no Order shall have been entered by any Governmental Authority, seeking to restrain Parent, Merger Sub X or Merger Sub XI or prohibit the Closing or seeking Damages against Parent, Merger Sub X or Merger Sub XI as a result of the consummation of the transactions contemplated by this Agreement.

(f) Due Diligence Investigation. Parent shall have completed its due diligence investigation of the Company, and the results thereof shall not have revealed that the representations of the Company and the Shareholder set forth herein are untrue or inaccurate in any respect, or otherwise be unsatisfactory to Parent in its sole and absolute discretion.

(g) Closing Deliveries. Parent shall have received all of the deliveries contemplated to be delivered to Parent pursuant to Section 1.7. In addition, Parent shall have received a duly executed Letter of Transmittal from each Shareholder and a duly executed Option Termination Agreement from each holder of Company options, in each case in the form prepared by Parent and including such holder’s representations as to title to its Company securities and, with respect to the Rollover Shares, its status as an “accredited investor” and its investment intent, from holders representing one hundred percent (100%) of the outstanding Company equity securities (on a fully diluted basis).

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(h) Debt Payoff and Lien Releases. Parent shall have received (A) payoff letters and customary lien-release documentation, in form and substance reasonably satisfactory to Parent, with respect to all indebtedness of the Company for borrowed money (including the Company’s secured credit facility, any revolving line of credit and the shareholder and related-party notes), and (B) UCC-3 termination statements and any other instruments necessary to release all Liens (other than Permitted Liens) securing such indebtedness, and all such indebtedness shall have been repaid in full and all such Liens discharged at or prior to the Closing.

(i) Required Consents. The consents, approvals, waivers and authorizations set forth on Schedule 3.4(b) of the Disclosure Schedules, and any consent to assignment or novation required under any Government Contract (including any novation required under FAR Part 42.12), shall have been obtained and shall be in full force and effect.

(j) Disclosure Schedules. The completed Disclosure Schedules delivered by the Company and the Shareholder Representative pursuant to Section 5.10 shall not disclose any matter that, individually or in the aggregate, constitutes a Material Adverse Effect with respect to the Company.

Section 6.2. Conditions to the Obligation of the Company and the Shareholders.

The obligations of the Company and the Shareholders to effect the Mergers are subject to the satisfaction or waiver in writing by the Company or the Shareholder Representative at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub X and Merger Sub XI set forth in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing, as if made on the Closing Date (other than such representations and warranties that expressly speak only as of a specific date or time, which shall be so true and correct as of such specified date or time).

(b) Performance of Obligations of Parent, Merger Sub X and Merger Sub XI. Parent, Merger Sub X and Merger Sub XI shall each have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Shareholder Approval. This Agreement shall have been adopted and approved by the Shareholders in accordance with the DGCL and the Organizational Documents of the Company.

(d) No Restraints. As of the Closing Date, no Action (excluding any such Action initiated by or on behalf of the Company) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of the transactions contemplated by this Agreement.

(e) Closing Deliveries. The Company and/or the Shareholders shall have received all of the deliveries contemplated to be delivered to the Company and/or the Shareholder pursuant to Section 1.8.

(f) Due Diligence Investigation. The Company and/or the Shareholders shall have completed its due diligence investigation of Parent, and the results thereof shall not have revealed that the representations of Parent, Merger Sub X and Merger Sub XI set forth herein are untrue or inaccurate in any respect, or otherwise be unsatisfactory to the Company and the Shareholder Representative in their sole and absolute discretion.

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(g) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Parent.

(h) Reorganization Treatment. The Mergers shall, to the reasonable satisfaction of the Company and the Shareholder Representative, qualify as a 368 Transaction.

Section 6.3. Frustration of Closing Conditions.

None of the Company, the Shareholders, Parent, Merger Sub X or Merger Sub XI may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 5.4.

Article VII

Indemnification

Section 7.1. Survival.

The representations and warranties of the Company and the Shareholders contained herein or in any certificate or other instrument required to be delivered pursuant to this Agreement, including the Letters of Transmittal, shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months following the Closing Date (the date of expiration of such eighteen (18)-month period, the “General Expiration Date”); provided, however, that (a) the Fundamental Representations shall not expire and shall survive indefinitely, (b) the Tax Representations shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the underlying subject matter of such representations and warranties (giving effect to any waiver, mitigation or extension thereof), (c) the Specified Representations shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the underlying subject matter of such representations and warranties (giving effect to any waiver, mitigation or extension thereof), and (d) in the event of fraud, willful breach or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that all representations and warranties of the Company and the Shareholder shall survive beyond the General Expiration Date or other survival periods specified above with respect to any breach thereof or inaccuracy therein if a claim is made hereunder in writing setting forth the specific claim and the basis therefor prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent, Merger Sub X and Merger Sub XI contained herein or in any certificate or other instrument required to be delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the General Expiration Date; provided, however, that the representations and warranties of Parent set forth in Section 4.1 (Organization), Section 4.2 (Authority, Approval and Enforceability) and Section 4.6 (Valid Issuance of Rollover Shares) (collectively, the “Parent Fundamental Representations”) shall survive the Closing and continue in full force and effect until the date that is thirty-six (36) months following the Closing Date. All covenants and other agreements contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. The indemnification obligations of the Shareholder set forth in Section 7.2(e) (collectively, the “Special Indemnitiy Items”) shall survive the Closing and continue in full force and effect until the date that is forty-eight (48) months following the Closing Date. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

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Section 7.2. Indemnification by the Shareholder.

The Shareholders shall indemnify, defend and hold harmless the Parent Indemnified Parties from and against any and all Damages paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of, resulting from or in any way related to any of the following:

(a) any breach of, or inaccuracy in, any of the representations or warranties contained in Article III of this Agreement;

(b) (i) any breach by the Company (prior to the Closing) of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company prior to the Closing, or (ii) any breach by any Shareholder of any representation, warranty, covenant or agreement of such Shareholder in this Agreement, or such Shareholder’s Letter of Transmittal;

(c) any fraud, willful misconduct or intentional misrepresentation on the part of the Company or a Shareholder in connection with this Agreement or the transactions contemplated hereby;

(d) any Unpaid Transaction Expenses which are outstanding as of the Closing;

(e) (i) any failure of the Company or any Company Product to comply, at or prior to the Closing, with any Law or list requirement referenced in Section 3.24 (NDAA and Supply-Chain Compliance), Section 3.25 (Export and Trade Controls) or Section 3.26 (Government Contracts), in each case whether or not disclosed; (ii) any indebtedness of the Company for borrowed money outstanding as of the Closing, including the Company’s secured credit facility, any revolving line of credit and the shareholder and related-party notes (and any accrued interest thereon), and any Liens securing the same; and (iii) the capitalized research-and-development payroll and related cost-classification matters reflected in the Company Financial Statements, including any adjustment to the Company’s historical cost of goods sold or gross margin arising therefrom;

(f) any Indemnified Taxes; and/or

(g) any of the matters identified in Schedule 7.2(g) (which Schedule shall be prepared by Parent, in consultation with the Company and the Shareholder Representative, and mutually agreed upon by Parent and the Shareholder Representative, and delivered within ten (10) days after receipt of the final Disclosure Schedules).

The parties acknowledge and agree that, if after the Closing the Surviving Corporation or the Surviving Entity suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation or the Surviving Entity as a Parent Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the Surviving Corporation and/or the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 7.3. Indemnification by Parent.

Subject to the limitations set forth in this Article VII, from and after the Closing, Parent shall indemnify and hold harmless the Shareholder and the Shareholder’s Affiliates and Representatives from and against any and all Damages incurred by any such Person to the extent arising out of or resulting from (a) any breach of any representation or warranty made by Parent, Merger Sub X or Merger Sub XI in Article IV of this Agreement, (b) any breach of any covenant or agreement of Parent, Merger Sub X, Merger Sub XI, the Surviving Corporation or the Surviving Entity contained in this Agreement that is required to be performed after the Closing, or (c) fraud, intentional misrepresentation or willful misconduct by Parent, Merger Sub X or Merger Sub XI.

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Notwithstanding anything to the contrary in this Agreement, Parent shall have no indemnification obligation to the Shareholder or any other Person for (i) the business, operations, assets, liabilities or obligations of the Company, the Surviving Corporation or the Surviving Entity, except to the extent arising from a breach by Parent, Merger Sub X or Merger Sub XI of an express covenant or agreement contained in this Agreement, or (ii) any failure of the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code, except to the extent such failure is caused by a breach by Parent, Merger Sub X or Merger Sub XI of an express covenant or agreement contained in this Agreement or by an action taken by Parent after the Closing that is inconsistent with the qualification of the Mergers as a 368 Transaction.

Section 7.4. Certain Limitations on Indemnification.

The indemnification provided for in this Article VII shall be subject to the following limitations:

(a) Claims Threshold. The Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 7.2(a) to the extent the aggregate amount of all Damages incurred by the Parent Indemnified Parties for which the Parent Indemnified Parties are entitled to indemnification pursuant to Section 7.2(a) exceeds $100,000 (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for all such Damages, including the Threshold Amount; provided, however, that the foregoing limitation shall not apply to (i) claims for breaches of, or inaccuracies in, any of the Fundamental Representations, the Tax Representations and/or the Specified Representations, or (ii) claims based on fraud, willful misconduct or intentional misrepresentation. For the avoidance of doubt, the limitations set forth in this Section 7.4(a) shall not apply to indemnification claims under Sections 7.2(b) through 7.2(g), inclusive.

(b) Source and Order of Recovery. If there is determined to be any amount owing to a Parent Indemnified Party or Shareholder Indemnified Party as a result of indemnification under this Article VII, the Parent Indemnified Party or Shareholder Indemnified Party shall be entitled to recourse directly against the Shareholder or Parent, Merger Sub X and Merger Sub XI, jointly and severally, subject to the limitations set forth herein. Any such amount owing to a Parent Indemnified Party may be satisfied, at the election of such Parent Indemnified Party in such Parent Indemnified Party’s sole discretion, through any or all of the following means: (i) by payment of cash; (ii) through a set-off against any amounts owed by any Parent Indemnified Party to the Shareholder under this Agreement (including, notwithstanding anything in this Agreement to the contrary, an express right of setoff against the amounts payable under Section 2.2 hereof after the Closing); or (iii) the redemption of Rollover Shares valued at the higher of (x) the volume-weighted average price per share of Parent Common Stock on The Nasdaq Stock Market LLC for the twenty (20) consecutive Trading Days ending on (and including) the third (3rd) Trading Day immediately preceding the redemption date and (y) the Rollover Share Price; or (iv) any combination of the means set forth in the foregoing clauses (i) through (iii).

(c) Materiality. For any and all purposes of this Article VII, all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import (but not specific dollar thresholds) shall be disregarded for purposes of determining or calculating the amount of any Damages.

(d) Certain Damages. No Parent Indemnified Party shall be entitled to indemnification for any punitive damages except to the extent such damages are awarded and actually paid by the Parent Indemnified Party to an unaffiliated third party in connection with a third party claim.

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(e) Indemnification Cap. The maximum indemnification by any Shareholder shall not exceed such Shareholder’s pro rata share of the Merger Consideration. The aggregate indemnification payable by either the Shareholders pursuant to Section 7.2 or the Parent pursuant to Section 7.3 shall not exceed $1,500,000. Notwithstanding the above, the indemnification cap shall not apply to any claims based on fraud, willful misconduct or intentional misrepresentation. For the avoidance of doubt, the foregoing cap shall apply to claims under Section 7.2(e) (Special Indemnities).

(f) Effect of Knowledge. The right of any Parent Indemnified Party or Shareholder Indemnified Party to indemnification, payment of Damages or any other remedy under this Article VII shall not be affected or limited by, and no such Indemnified Party shall be deemed to have waived any such right by reason of, any knowledge or investigation (or opportunity to investigate) of any Indemnified Party or any of its Representatives, whether before or after the date of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or agreement, or by reason of the fact that any such matter was, or could have been, included in or omitted from the Disclosure Schedules.

Section 7.5. Indemnification Claim Procedures.

(a) Parent Indemnified Parties Whenever any claim shall arise for indemnification hereunder, the Parent Indemnified Parties shall promptly provide written notice of such claim to the Shareholder Representative. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Shareholder Representative, at his or her sole cost and expense and upon written notice to the Parent Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Parent Indemnified Party. The Parent Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Shareholder Representative does not assume the defense of any such Action, the Parent Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Shareholder Representative, on such terms as the Parent Indemnified Party may deem appropriate and no action taken by the Parent Indemnified Party in accordance with such defense and settlement shall relieve the Shareholder Representative of his or her indemnification obligations herein provided with respect to any damages resulting therefrom. The Shareholder Representative shall not settle any Action without the Parent Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Shareholder Indemnified Parties. Whenever any claim shall arise for indemnification hereunder, the Shareholder Indemnified Parties shall promptly provide written notice of such claim to the Parent. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Parent, at its sole cost and expense and upon written notice to the Shareholder Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Shareholder Indemnified Party. The Shareholder Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Parent does not assume the defense of any such Action, the Shareholder Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Parent, on such terms as the Shareholder Indemnified Party may deem appropriate and no action taken by the Shareholder Indemnified Party in accordance with such defense and settlement shall relieve the Parent of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Parent shall not settle any Action without the Shareholder Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 7.6. Tax Treatment of Indemnification Payments.

Any payment made to a Parent Indemnified Party by the Shareholder, or a Shareholder Indemnified Party by the Parent pursuant to the indemnification obligations under this Article VII shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by applicable Law.

Section 7.7. Indemnification Sole and Exclusive Remedy.

Except with respect to (a) claims based on fraud, willful misconduct or intentional misrepresentation, (b) claims for specific performance or other equitable relief in respect of any covenant or agreement contained herein or in any Ancillary Agreement, and (c) the rights and remedies set forth in Section 2.5, following the Closing, indemnification pursuant to this Article VII shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Parent Indemnified Parties and Shareholder Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Parent, Merger Sub X, Merger Sub XI, the Surviving Corporation, the Surviving Entity or any Shareholder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth in this Article VII.

Article VIII

Termination

Section 8.1. Termination.

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval by Parent and the Shareholder:

(a) by the mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if (i) there is any failure to satisfy the conditions to the Closing set forth in Article VI; or (ii) any Governmental Authority of competent jurisdiction shall have issued a final non-appealable Order or enacted a Law that prohibits, prevents or makes illegal the consummation of the Mergers; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations under Section 5.4;

(c) by either Parent or the Company, if the Mergers shall not have been consummated on or before September 3, 2026 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party that is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement which would cause the failure of a closing condition set forth in Article VI;

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(d) by Parent, if the Company or the Shareholder breach any of their respective representations or warranties contained in this Agreement or breach or fail to perform any of their respective covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the Mergers set forth in Section 6.1(a) or Section 6.1(b) incapable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by Parent, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if Parent, Merger Sub X or Merger Sub XI is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render a condition precedent to the Company’s and the Shareholder’ obligations to consummate the Mergers set forth in Section 6.2(a) or Section 6.2(b) incapable of being satisfied;

(e) by the Company, if Parent, Merger Sub X or Merger Sub XI breaches any of its representations or warranties contained in this Agreement or breaches or fails to perform any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s and the Shareholder’ obligations to consummate the Mergers set forth in Section 6.2(a) or Section 6.2(b) incapable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the Termination Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Company if the Company or the Shareholder are then in material breach of any representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render a condition precedent to Parent’s obligations to consummate the Mergers set forth in Section 6.1(a) or Section 6.1(b) incapable of being satisfied;

Section 8.2. Manner and Effect of Termination.

(a) The party desiring to terminate this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other parties hereto, specifying the provision hereof pursuant to which such termination is made.

(b) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability or obligation under this Agreement on the part of Parent, Merger Sub X, Merger Sub XI, the Company, the Shareholder or any of their respective directors, officers, employees, partners or equityholders, except that Section 5.5, Section 5.9, this Section 8.2 and Article IX of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any party from liability for a willful and intentional breach of this Agreement prior to such termination. Notwithstanding the foregoing, if this Agreement is terminated by the Company (other than as a result of a breach by Parent or pursuant to Section 8.1(c)), or by Parent as a result of a breach by the Company which has not been cured as set forth in Section 8.1(d), then the Company shall pay to Parent a fee of $450,000, in immediately available funds, within five (5) Business Days after such termination. The parties agree that such fee constitutes liquidated damages and not a penalty.

Article IX

Miscellaneous

Section 9.1. Amendment and Waivers.

(a) This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Shareholders); provided, however, that after any such adoption of this Agreement by the Shareholders, no amendment shall be made which by Law requires further approval of the Shareholders without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any provision of this Agreement (including any Exhibit or Schedule) may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective.

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(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, unless the waiver of such other provision is expressly referenced, nor shall any waiver constitute a continuing waiver.

Section 9.2. Notices.

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) upon personal delivery to the party to whom such notice is required or permitted to be given; or (b) on the second Business Day following the date of dispatch if delivered by a nationally recognized overnight courier service, with written proof of such delivery of the notice. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

if to Parent, Merger Sub X or Merger Sub XI, to:

Mobix Labs, Inc.

[***]

Attention: General Counsel

Email: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

[***]

Attention: Raymond Lee

Email: [***]

if to the Company (prior to the Closing):

Vision Aerial, Inc.

[***]

Attention: KC Tolliver, Chief Executive Officer

Email: [***]

with a copy (which shall not constitute notice) to:

Free Vector Law Group PC

[***]

Attn: Daren Nitz

Email: [***]

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if to the Shareholder Representative:

James Ness

[***]

Email: [***]

with a copy (which shall not constitute notice) to:

Free Vector Law Group PC

[***]

Attn: Daren Nitz

Email: [***]

Section 9.3. Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.4. Entire Agreement; Assignment.

(a) This Agreement, together with the Ancillary Agreements and the Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent may assign any or all of its rights under this Agreement to any of its Affiliates or, as collateral, to any Person providing financing to it or any of its Affiliates (provided that any such assignment shall not relieve Parent of any of its obligations under this Agreement, and Parent shall remain jointly and severally liable with any such assignee for all obligations hereunder). Any attempted assignment not in accordance with this Section 9.4(b) shall be null and void.

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Section 9.5. Remedies.

Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 9.6. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for the rights of the Parent Indemnified Parties and the Shareholder Indemnified Parties, and the rights of any director or officer of any party to indemnification, under Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.8. Waiver of Jury Trial.

TO THE EXTENT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IS, PURSUANT TO SECTION 9.12, PERMITTED TO BE BROUGHT OR MAINTAINED IN A COURT, EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Solely with respect to any claim, action or proceeding that, pursuant to Section 9.12, is not required to be resolved by arbitration (including any action seeking injunctive relief or specific performance), each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, agrees that all such claims, actions and proceedings shall be heard and determined exclusively in such courts, irrevocably waives any objection to the laying of venue in any such court and any claim that any such court is an inconvenient forum, and consents to service of process in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.8 shall limit the right of any party to enforce any arbitral award or any judgment in any court of competent jurisdiction.

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Section 9.9. Fees and Expenses.

Except as otherwise set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including the fees and expenses of counsel, financial advisors, and accountants, shall be paid by the party hereto incurring such fees or expenses.

Section 9.10. Counterparts.

This Agreement may be executed and delivered in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.11. Calculation of Time for Notices.

If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 9.12. Dispute Resolution.

The parties intend that this dispute resolution provision will be valid, binding, enforceable, exclusive, and irrevocable and that it shall survive any termination of this Agreement. Any dispute, controversy, or claim, whether in contract or tort, arising or relating to this Agreement or the enforcement, breach, termination, or validity thereof (“Dispute”), including the determination of the scope or applicability of this Agreement to arbitrate, shall be submitted to final and binding arbitration in the State of Delaware before one neutral and impartial arbitrator, in accordance with the laws of the state of Delaware. The arbitration shall be administered by JAMS pursuant to the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures, as in effect on the date of this Agreement. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date of this Agreement. The arbitrator shall designate the place and time of the hearing. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to appeal or collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof. If JAMS no longer exists or is otherwise unavailable, the parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with the Expedited Procedures set forth in its Commercial Arbitration Rules as in effect on the date of this Agreement. In such event, all references herein to JAMS shall mean AAA. Notwithstanding the foregoing, recognizing the irreparable damage will result to the parties in the event of the breach or threatened breach of any of the covenants hereof and that the parties’ remedies at law for any such breach or threatened breach will be inadequate, the parties shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining such breach.

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Section 9.13. Force Majeure.

No party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligation to make payments), in each case to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of such party, including acts of God, flood, fire, earthquake, epidemic or pandemic, explosion, war, terrorism, invasion, riot or other civil unrest, strikes or other labor disturbances, embargoes, or national or regional emergency (each, a “Force Majeure Event”); provided, that the affected party gives prompt written notice of the Force Majeure Event to the other parties and uses commercially reasonable efforts to end the failure or delay and resume performance as soon as practicable.

Article X

Definitions and general interpretation

Section 10.1. Definitions.

For purposes of this Agreement:

“Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Parent), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company, the Shareholder or their respective Representatives), contemplating, relating to or otherwise involving in any way any Alternative Transaction.

“Action” means any action, charge, claim, complaint, demand, grievance, arbitration, mediation, audit, assessment, hearing, investigation, inquiry, directive, notice of violation or infraction, notice potential penalty, responsibility or liability, notice of intent to sue, warning letter, request for information, legal proceeding, administrative enforcement proceeding, litigation, suit or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced or brought by any Person, or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means (a) any acquisition or purchase of Common Stock from the Company by any persons or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a twenty percent (20%) voting interest in the Common Stock, any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any persons or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Common Stock representing twenty percent (20%) or more of the voting interest in the Common Stock, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the Shareholder hold less than eighty percent (80%) of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of a substantial portion of the assets of the Company; (c) any sale, lease, exchange, transfer, license or disposition to a third party of a material portion of the business, properties, assets or technologies of the Company; (d) any joint venture or other strategic investment in or involving the Company (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new financing, investment round or recapitalization of the Company other than financing or investment to maintain the solvency of the Company; or (e) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act; or (f) any similar transaction that is not in the ordinary course of business consistent with past practice.

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“Ancillary Agreements” means any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Employment Agreements, the Parent Stockholder Agreement and the Letters of Transmittal.

“Balance Sheet Date” means May 31, 2026.

“Business” means the design, development, engineering, manufacture, integration, marketing, sale, support and servicing of unmanned aircraft systems and related payloads, sensors, components, ground-control systems and software products and services, in each case as conducted by the Company.

“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by the Company, including any Personal Information.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in the state of California are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, and applicable rules and regulations thereunder, as amended from time to time.

“Change of Control Payments” means, without duplication of any Company Transaction Expenses, any amounts (including severance, termination, “golden parachute,” Tax gross-up, stay bonus, retention bonus, transaction bonus or other similar payments) that become payable by the Company as a result of, based upon or in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event, whether contingent or otherwise) and that are owing or may become owing to any current or former employees, consultants, independent contractors or equity holders of the Company pursuant to employment agreements, Contracts or other Employee Benefit Plans.

“Closing Cash” means, as of immediately prior to the Closing, all cash and cash equivalents of the Company, determined in accordance with GAAP, net of issued but uncleared checks, wire transfers and drafts, and excluding restricted cash or cash that is not freely usable by Parent after the Closing.

“Closing Indebtedness” means, as of immediately prior to the Closing, without duplication, all indebtedness of the Company for borrowed money, all obligations evidenced by notes, bonds, debentures or similar instruments, all capital lease obligations, all obligations for deferred purchase price, all obligations under lines of credit, all guarantees, all accrued and unpaid interest, premiums, penalties, breakage costs, prepayment fees and other amounts payable in connection with the discharge thereof, and all shareholder, officer, director, employee, Affiliate or other related-party notes, loans, advances or similar obligations.

“Closing Net Working Capital” means Current Assets minus Current Liabilities, determined as of immediately prior to the Closing in accordance with GAAP applied consistently with the Company Financial Statements and the Company’s past practices; provided that Closing Net Working Capital shall exclude Closing Cash, Closing Indebtedness, Unpaid Transaction Expenses, Indemnified Taxes, income Tax assets and liabilities, deferred Tax assets and liabilities, and any amounts owed to or from Related Parties.

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“Closing Related Party Amounts” means, as of immediately prior to the Closing, without duplication, all amounts payable to or from any Related Party, including shareholder notes, accrued interest, loans, advances, payables, receivables and other related-party balances, except to the extent such Closing Related Party Amounts are paid in full and discharged at or prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date included in the Company Financial Statements.

“Company IT Systems” means all servers, software (including interpreted or compiled source code, object code, documentation, tools, drawings, specifications, metadata and data), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals, computer systems and related systems of or used by the Company, including any outsourced systems and processes that are owned or used by or for, or provided to the Company’s customers by, the Company in the conduct of its business.

“Company Product Data” means all data and information, including Personal Information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by or on behalf of any of the Company Products, including (a) all data and content uploaded or otherwise provided by or for customers of the Company to the Company Products, or provided to or stored by end users of the customers of the Company on the Company Products, (b) all data and content created, compiled, inferred, derived or otherwise collected or obtained by or for the Company Products or by or for the Company in its provision of the Company Products or operation of the business of the Company, and (c) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (a) and (b) above.

“Company Products” means all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, including any of the Company’s websites, mobile applications, software, devices or other products and services.

“Company Transaction Expenses” means, without duplication, all fees, costs and expenses incurred or to be incurred by or on behalf of the Company and the Shareholder in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (a) the fees, costs and expenses of investment bankers, attorneys, accountants and other advisors and service providers, (b) any Change of Control Payments, (c) any Transaction Payroll Taxes, (d) any payments to third parties under any Contract of the Company triggered by the transactions contemplated hereby, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract of the Company required to be obtained in connection with the transactions contemplated hereby in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, and (e) fifty percent (50%) of any Transfer Taxes payable with respect to the transactions contemplated hereby.

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“Confidential Information” means any information of or relating to the Company, Parent or the Company’s business, including proprietary Intellectual Property and proprietary information related to the Company’s business; provided that “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by the Shareholder or their respective Affiliates or available to the Shareholder or any of their respective Affiliates after the Closing Date on a non-confidential basis (provided that the source of such information was not known by the Shareholder or any of their respective Affiliates to be bound by a legal, fiduciary or contractual obligation of confidentiality to the Company, Parent or their respective Affiliates).

“Confidentiality Agreement” shall mean that certain Mutual Nondisclosure Agreement, dated as of March 5, 2026, between Mobix Labs, Inc. and Vision Aerial, Inc.

“Contract” means, when described as being those of or applicable to any Person, any written or oral contracts, agreements, commitments, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the properties or assets of such Person is subject or bound.

“Current Assets” means the current assets of the Company included in the calculation of Closing Net Working Capital, including accounts receivable, inventory and prepaid expenses, in each case only to the extent arising in the ordinary course of business and collectible or usable in the ordinary course of business, and excluding Closing Cash, Tax assets, deferred Tax assets, related-party receivables and any assets not freely usable by Parent after the Closing.

“Current Liabilities” means the current liabilities of the Company included in the calculation of Closing Net Working Capital, including accounts payable, accrued expenses, customer deposits, deferred revenue, accrued compensation, accrued vacation or paid time off, accrued warranty obligations and other current liabilities, and excluding Closing Indebtedness, Unpaid Transaction Expenses, Indemnified Taxes, income Tax liabilities, deferred Tax liabilities and related-party payables.

“Damages” means any and all damages, liabilities, obligations, awards, fines, judgments, administrative orders, remediation requirements, suits, actions, causes of action, enforcement actions, claims, demands, deficiencies, losses, costs, wages, penalties, charges, liquidated damages, expenses, assessments, Taxes, interest and penalties, accountants’, consultants’, engineers’ and experts’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing (subject to Section 7.4(d)). Notwithstanding the foregoing, Damages excludes any attorney’s or arbitration fees or costs incurred in the prosecution or defense of any claim, Dispute, arbitration or action against another party to this Agreement, except to the extent an arbitrator or court awards such fees and costs to the prevailing party.

“Data Room” means the “Project Hawk” virtual data room hosted by DealRoom.net, and which has been populated by the Company and its Representatives for purposes of the transaction contemplated hereby.

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“Data Security Requirements” means all of the following to the extent relating to the access, collection, processing, recording, organization, adaptation, alteration, storage, transfer, retrieval, disclosure, dissemination, combination and/or use of data or otherwise relating to data security, cyber security, e-commerce, privacy or security breach notification requirements: (a) the rules, policies and procedures of the Company; (b) all applicable Laws and/or industry self-regulatory programs governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, including, if and to the extent applicable, the GDPR (and any European Union member states’ laws and regulations implementing it), Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), the Financial Services Modernization Act of 1999, the Federal Information Security Management Act (FISMA), the Federal Trade Commission Act, the Privacy Act of 1974, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Credit Reporting Act (FCRA) and its state law equivalents, California Online Privacy Protection Act of 2003 (CalOPPA), California Consumer Privacy Act (CCPA) the Cybersecurity Requirements For Financial Services Companies, 23 NYCRR 500 (2017) and any Laws promulgated under the foregoing Laws, and all applicable Laws governing Personal Information collection, retention, disclosure and breach notifications (the “Data Privacy Laws”); (c) all applicable industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, including, without limitation, all merchant- and service provider-specific requirements, the Payment Application Data Security Standards (PA-DSS) and all audit, scanning and filing requirements, to the extent applicable; and (d) Contracts into which the Company has entered or by which it is otherwise bound.

“Disclosure Schedules” means the disclosure schedules delivered by the Company to Parent.

“Employee Benefit Plan” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA); (b) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other employee benefit plans, policies or agreements; and (c) all employment, retention, individual consulting, collective bargaining, termination, severance or other similar agreements, in each case, (i) that are sponsored, maintained, contributed to or required to be contributed to by the Company, (ii) with respect to which the Company is a party or has any obligation or liability (contingent or otherwise), or (iii) with respect to which any current or former employee, officer, director or individual consultant of the Company (or any of their respective dependents or beneficiaries) is eligible to participate or receive benefits.

“Environmental Laws” means any applicable Law concerning pollution, contamination, remediation, protection of natural resources or the environment, or protection of human health and safety.

“Equity Interest” means, with respect to any Person, any capital stock, shares, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” means balance sheets and related statements of operations and cash flows.

“Fundamental Representations” means those representations and warranties of the Company and the Shareholders set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Authority, Approval and Enforceability), Section 3.3 (Capitalization), Section 3.4(a)(i) (No Conflict with Organizational Documents) and Section 3.20 (Brokers and Finders).

“GAAP” means U.S. generally accepted accounting principles.

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“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Authority” means any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, division, bureau or commission, or any court, tribunal or judicial or arbitral body.

“Hazardous Substance” means any substance, material or waste listed, defined, designated, or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, or for which liability or standards of conduct may be imposed, under any Environmental Law.

“Indemnified Taxes” means, without duplication, (a) any Taxes of the Company that are attributable to any Pre-Closing Tax Period, including any such Taxes arising in any Straddle Period that are attributable to a Pre-Closing Tax Period in accordance with Section 5.6(a)(iv), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, pursuant to a Contract or pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, (d) any Transaction Payroll Taxes, (e) any Taxes arising from or in connection with any breach of or misrepresentation with respect to any of the Tax Representations, and (f) any Transfer Taxes required to be borne by the Shareholder in accordance with Section 5.6(d).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, whether registered or unregistered, including all: (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals, petty patents, utility models, design patents, designs, rights to inventions and patents issuing on any of the foregoing, and all renewals, reexaminations, substitutions, extensions, and reissues of any of the foregoing; (b) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, and other source or business identifiers, together with all of the goodwill associated with any of the foregoing, and any registrations, applications for registration, renewals, and extensions of any of the foregoing; (c) copyrights and works of authorship, compilations, data, database, and design rights, and mask works, in each case, whether or not registered or published, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing; (d) inventions, know-how, research records, trade secrets, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, product designs, engineering specifications and drawings, formulae, customer lists, supplier lists, market analyses and other confidential and proprietary information and rights therein; (e) internet domain names and social media accounts or user names, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data hereon or relating thereto, whether or not copyrights; (f) software, computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (g) rights of publicity; (h) all rights to sue and recover for any past, present, or future infringement, misappropriation, or other violation of any of the foregoing, and (i) other intellectual property rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“IRS” means the Internal Revenue Service.

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“Knowledge of the Company” means the actual knowledge of Shane Beams and Shawn Roberts, in each case with respect to the matter in question, after reasonable inquiry of those employees and advisors of the Company who would reasonably be expected to have knowledge of the relevant matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Liability” or “liability” means any liability, indebtedness or obligation of any nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, disputed or undisputed, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of the applicable Person.

“Lien” means any lien, mortgage, pledge, adverse claim, easement, charge, security interest, encumbrance or other restriction or limitation whatsoever.

“Material Adverse Effect” means any change, effect, fact, occurrence, circumstance, development or event that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations, condition (financial or otherwise) or existing business of the Company or Parent (as applicable), taken as a whole; provided, however, that none of the following, individually or in the aggregate, shall be deemed to constitute, or shall be taken into account in determining whether there has occurred, a Material Adverse Effect: (a) general economic, financial, capital market, regulatory, political or social conditions; (b) conditions generally affecting the industry in which the Company or Parent (as applicable) operates; (c) changes in GAAP or other applicable accounting standards; (d) changes in applicable Law or the interpretation thereof; (e) acts of war (whether or not declared), armed hostilities, sabotage, terrorism or military actions, or any escalation or worsening thereof; (f) any epidemic, pandemic, disease outbreak or other public health emergency; (g) earthquakes, hurricanes, floods or other natural disasters or acts of God; (h) any failure by the Company or Parent (as applicable) to meet any internal or external projections, forecasts, budgets or estimates (provided that the underlying causes thereof may be considered); or (i) the announcement, pendency or consummation of the transactions contemplated hereby, except, in the case of each of clauses (a) through (g), to the extent such change, effect, fact, occurrence, circumstance, development or event has a disproportionate impact on the Company or Parent (as applicable) relative to other participants in the industry in which the Company or Parent (as applicable) operates.

“Nasdaq Minimum Price” means the “Minimum Price” within the meaning of Nasdaq Listing Rule 5635(d), being the lower of (a) the Nasdaq Official Closing Price of the Parent Common Stock immediately preceding the signing of this Agreement; or (b) the average Nasdaq Official Closing Price of the Parent Common Stock for the five (5) trading days immediately preceding the signing of this Agreement, in each case as determined in accordance with the rules and interpretations of the Nasdaq Stock Market.

“Order” means any decree, decision, injunction, judgment, order, citation, complaint, consent order, compliance schedule, ruling, verdict or similar enforcement order entered, issued, made or rendered by any Governmental Authority, in each case, having applicable jurisdiction.

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“Organizational Documents” means, as to any Person, the organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate or articles of formation, articles of association, articles of organization, certificate of limited partnership, statement of partnership, bylaws, limited liability company agreement, stockholders agreement, investor rights agreement, voting agreement, right of first refusal agreement, co-sale agreement, operating agreement, partnership agreement or similar governing document.

“Parent Common Stock” means the common stock, par value $0.00001 per share, of Parent.

“Parent Indemnified Party” means any of Parent, Merger Sub X, Merger Sub XI and their respective Subsidiaries and Affiliates (including any parent company or companies, the Surviving Corporation and the Surviving Entity) and each of their respective officers, directors, managers, employees, Affiliates, agents and Representatives.

“Permits” means any and all permits, rights, approvals, licenses, authorizations, legal status, orders, operating authorities, franchises, easements, applications, filings, registrations and other authorizations under any Laws or otherwise granted or required by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Company Financial Statements; (b) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business and related to amounts that are not yet delinquent, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Company Financial Statements; (c) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security or similar programs mandated by applicable legislation; (d) with respect to real property only, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of property which are not material in amount or do not, individually or in the aggregate, materially detract from the value of or materially impair the existing use of the property affected by such Law (to the extent there are no violations of the same); and (e) transfer restrictions of general applicability under applicable federal and state securities Laws.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or organization.

“Personal Information” means any data or information defined as “personal information,” “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personally identifiable financial information” under any applicable Data Privacy Laws, including information that identifies, could be used to identify or is otherwise identifiable with an individual or a device.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Proprietary Information” means all information and materials not generally known to the public, including trade secrets, designs, software, computer programs, source code, know-how, technical information, confidential marketing and other confidential and proprietary information.

“Representatives” means, with respect to any Person, all directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

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“Reserve Account” means the account designated by the Shareholder Representative.

Reserve Amount” means $50,000.00.

“Restrictive Period” means the period beginning on the Closing Date and ending on the earlier of (i) the third (3rd) anniversary of the Closing Date, and (ii) the date on which Parent no longer actively conducts the Business.

“Restricted Territory” means any state in the United States in which the Company has distributed any Company Product within the twelve (12) month period prior to the Closing Date.

“Rollover Share Amount” means $12,000,000.00.

“Rollover Share Price” means the VWAP on the Closing Date, provided the Rollover Share Price shall not be less than $2.00 nor greater than $3.00 (subject to adjustment for any stock split, stock dividend, recapitalization, or similar event).

“Security Right” means any option, warrant, convertible securities, subscription right, call right, put right, right to subscribe, right of first refusal, right of first offer, conversion right or other right requiring the issuance of Equity Interests of the applicable Person, whether vested or unvested, or any other security or obligation convertible into or exchangeable for any such Equity Interests or evidencing the right to subscribe for or purchase such Equity Interests. “Security Right” includes rights conferred by any Law, the Organizational Documents of the Company or by Contract.

“Shareholder Indemnified Party” means the Shareholder Representative, any of the Shareholders, and their respective Affiliates (including any manager of the Shareholder) and each of its respective Affiliates, agents and Representatives.

“Specified Representations” means those representations and warranties of the Company set forth in Section 3.5 (Employee Benefit Matters) and Section 3.18 (Environmental Matters).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture, trust or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) if a corporation, a majority of the total voting power vote in the election of directors, voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote to elect the board of directors or others performing similar functions with respect to such organization is held, owned or controlled, directly or indirectly, by such Person or by any one or more of such Person’s Subsidiaries or a combination thereof, (c) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or any other Subsidiary of such Person or a combination thereof, or (d) at least fifty percent (50%) of the equity interests of such Person are controlled by such Person or by any one or more of such Person’s Subsidiaries or a combination thereof.

“Target Net Working Capital” means $150,000.

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“Tax” or “Taxes” means (a) any federal, state, local or foreign tax of any kind or charge of any kind in the nature of, or similar to, taxes, including any income, gross receipts, license, payroll, employment, unclaimed property or escheat, excise, severance, stamp, occupation, premium, windfall profits, environmental, vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition to tax, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit; (b) any liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or having been) a member of any affiliated, combined, consolidated, or unitary group (or being included (or required to be included) in any Tax Return relating thereto); and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any express or implied obligation to indemnify, allocate or otherwise assume or succeed to the liability of any other Person.

“Tax Representations” means those representations and warranties of the Company set forth in Section 3.19 (Tax Matters) and those representations with respect to Taxes in Section 3.5 (Employee Benefit Matters).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Trading Day” means any day on which shares of Parent Common Stock are traded on The Nasdaq Stock Market LLC.

“Transaction Payroll Taxes” means the employer portion of any employment or payroll Taxes, whether payable by Parent, Merger Sub X, Merger Sub XI, the Company, Surviving Corporation or the Surviving Entity with respect to any Change of Control Payments and any other compensatory payments made in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

“Unpaid Transaction Expenses” means the aggregate amount of Company Transaction Expenses incurred and unpaid as of the Closing.

“VWAP” means the volume-weighted average price per share of Parent Common Stock on The Nasdaq Stock Market LLC, as reported by Bloomberg L.P. or, if not reported by Bloomberg L.P., by another nationally recognized financial market data provider reasonably selected by Parent, for the twenty (20) consecutive Trading Days ending on (and including) the third (3rd) Trading Day immediately preceding the Closing Date.

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Section 10.2. Cross-Reference Table.

The following terms defined in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
AAA	Section 9.12
Agreement	Preamble
Annual Financial Statements	Section 3.7(a)
Cash Merger Consideration	Section 2.1(a)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Board	Recitals
Company Financial Statements	Section 3.7(a)
Company Intellectual Property	Section 3.16(a)
DGCL	Recitals
Dispute	Section 9.12
DLLCA	Recitals
Effective Time	Section 1.3(a)
Employment Agreement	Section 1.7(g)
Estimated Closing Statement	Section 2.5(a)
Final Closing Statement	Section 2.5(c)
First Certificates of Merger	Section 1.3(a)
First Merger	Recitals
Force Majeure Event	Section 9.13
General Expiration Date	Section 7.1
Insurance Policies	Section 3.15
Interim Financial Statements	Section 3.7(a)
Interim Period	Section 5.1(a)
Invention Assignment Agreement	Section 3.16(f)
Lease	Section 3.13(b)
Licensed Intellectual Property	Section 3.16(d)
Material Contracts	Section 3.14(a)
Merger Consideration	Section 2.1(a)(ii)
Merger Sub X	Preamble
Merger Sub XI	Preamble
Mergers	Recitals
Open Source Software	Section 3.16
Owned Company Intellectual Property	Section 3.16(c)
Parent	Preamble
Parent Stockholder Agreement	Section 1.7(h)
Parent Tax Claim	Section 5.6(b)(iii)
Parent Tax Returns	Section 5.6(a)(ii)
Post-Closing Tax Period	Section 5.6(a)(iv)(A)
Pre-Closing Shareholder Tax Returns	Section 5.6(a)(i)
Protective Covenants	Section 5.7(g)
Registered Company Intellectual Property	Section 3.16(b)
Rollover Shares	Section 2.1(a)(ii)
Second Certificates of Merger	Section 1.3(b)
Second Effective Time	Section 1.3(b)
Second Merger	Recitals
Securities Act	Section 3.22(d)
Shareholder(s)	Preamble
Shareholder Pre-Closing Tax Claim	Section 5.6(b)(ii)
Stock Certificates	Section 2.3
Surviving Corporation	Recitals
Surviving Entity	Recitals
Tax Claim	Section 5.6(b)(i)
Termination Date	Section 8.1(c)
Threshold Amount	Section 7.4(a)
Transfer Taxes	Section 5.6(d)

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Section 10.3. General Interpretation.

(a) The parties agree that they have been represented by counsel during, and have jointly participated in, the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) In this Agreement, except to the extent otherwise provided or that the context otherwise requires, (i) when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;” (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (v) the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall;” (vi) references to days means calendar days unless otherwise specified; (vii) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section; (viii) references to any agreement or instrument are to the agreement or instrument as from time to time amended, modified, supplemented or replaced from time to time, including by waiver or consent; (ix) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (x) the use of “furnished to Parent,” “made available to Parent” or similar phrases means that the subject documents were posted to, and freely accessible by Parent and its Representatives in, the Data Room at least two (2) Business Days prior to the date hereof; (xi) references to a Person are also to its successors and permitted assigns; (xii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (xiii) references to monetary amounts are to the lawful currency of the United States; (xiv) the words “in the ordinary course of business” or similar phrases shall mean “in the ordinary course of business consistent with past practice;” and (xv) words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 10.4. Disclosure Schedules.

Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Disclosure Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any information, fact or item in this Agreement or in the Disclosure Schedules referenced by a particular Section of this Agreement shall be deemed to have been disclosed with respect to every other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty made in this Agreement. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business. Any capitalized term used in the Disclosure Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement.

[Remainder Of Page Intentionally Left Blank]

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In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

Parent:

Mobix Labs, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President and CFO

Merger Sub X:

Mobix Merger Sub X, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President and CFO

Merger Sub XI:

Mobix Merger Sub XI, LLC

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President and CFO

Company:

Vision Aerial, Inc.

By:	/s/ Kaci Tolliver
Name:	KC Tolliver
Title:	Chief Executive Officer

Signature Page To Agreement And Plan Of Merger

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Shareholder Representative:

By:	/s/ James Ness
JAMES NESS

Signature Page To Agreement And Plan Of Merger

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